UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
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Cimarex Energy Co.

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1700 Lincoln Street, Suite 1800
Denver, CO 80203-4518

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

TIME AND DATE	9:00 a.m. Mountain Daylight Time on Wednesday, May 15, 2013

PLACE	Hershner Room, 1700 Lincoln Street Denver, Colorado

ITEMS OF BUSINESS	Item 1. Election of Directors

Item 2. Advisory approval of executive compensation

Item 3. Ratification of independent auditors

Transact any other business that properly comes before the Meeting and any adjournment or postponement of the Meeting

RECORD DATE	March 19, 2013

MATERIALS TO REVIEW	This booklet contains our Notice of 2013 Annual Meeting and Proxy Statement. Our 2012 Annual Report is available on our website at www.cimarex.com.

PROXY VOTING

It is important that your shares be represented and voted at the Meeting. You can vote your shares by following the Internet or telephone instructions on page 49 of this proxy statement. If you received a paper copy of the proxy card, you may also vote by completing and mailing the proxy card in the postage-paid envelope provided for your convenience. You may also attend and vote at the Annual Meeting. You may revoke your proxy at any time before the vote is taken by following the instructions on page 49 of this proxy statement.

April 1, 2013	Mary Kay Rohrer Corporate Secretary

Proxy Statement Highlights

DATE, TIME AND PLACE OF MEETING

May 15, 2013, 9:00 a.m.
Hershner Room, 1700 Lincoln Street, Denver, Colorado 80203

SHAREHOLDER VOTING MATTERS

VOTING MATTER	BOARD VOTING RECOMMENDATION	SEE PAGE NUMBER

Item 1. Election of Directors	FOR	10

Item 2. Advisory Approval of Executive Compensation	FOR	16

Item 3. Ratification of Independent Auditor	FOR	17

DIRECTOR NOMINEES

You are being asked to vote on the following three Director Nominees. Directors are elected by a majority of votes cast. Detailed information about each Director’s background, skill sets and areas of expertise can be found beginning on page 11.

NAME	AGE	DIRECTOR SINCE	POSITION	INDE- PENDENT	AC	C/G	NOM	OTHER PUBLIC BOARDS
Hans Helmerich	54	2002	Chairman, CEO Helmerich & Payne	Yes		X	X	2
Harold R. Logan, Jr.	68	2009	Chairman, Suburban Propane Partners, L.P.	Yes	X		X	2
Monroe W. Robertson	63	2005	Private Investor	Yes	X		X	1

CONTINUING DIRECTORS

The following are Cimarex’s continuing Directors. Detailed information about each Director’s background, skill sets and areas of expertise can be found beginning on page 13.

NAME	AGE	DIRECTOR SINCE	TERM EXPIRES	POSITION	INDE- PENDENT	AC	C/G	NOM	OTHER PUBLIC BOARDS
Joseph R. Albi	54	2011	2015	COO, Exec VP Cimarex	No				0
Jerry Box	74	2005	2015	Chairman, Newpark Resources	Yes		X	X	1
David A. Hentschel	79	2002	2014	Retired Chairman, CEO Occidental Oil & Gas Corp	Yes		X	X	0
Thomas E. Jorden	55	2011	2014	Chairman, CEO Cimarex	No				0
Floyd R. Price	64	2012	2014	Retired Exec VP, Apache Corp.	Yes	X		X	1
Michael J. Sullivan	73	2002	2015	Sr. Atty, Rothgerber Johnson & Lyons	Yes	X		X	1
L. Paul Teague	78	2002	2014	Former VP Texaco USA	Yes		X	X	0

AC	Audit Committee
C/G	Compensation and Governance Committee
NOM	Nominating Committee

CIMAREX 2012 COMPANY HIGHLIGHTS

•                   Grew production 6% to a record 626.5 MMcfe/d; combined Permian Basin and Mid-Continent production increased 20% to an all-time high of 586 MMcfe/d.

•                   Increased proved reserves 10% to 2.3 Tcfe, adjusted for property sales reserves increased 13%.

•                   Added 757 Bcfe of proved reserves from extensions and discoveries replacing 330% of production.

•                   Net income of $353.8 million, or $4.07 per diluted share.

•                   Cash flow from operating activities of $1.2 billion.

•                   Sold $306 million of non-strategic assets which will be reinvested in core area exploration and development activities.

•                   Evaluated, de-risked and expanded our acreage position in several key long-term future drilling projects.

•                   Ended the year with debt to total capitalization of 18%.

ALIGNMENT OF CEO COMPENSATION TO TOTAL SHAREHOLDER RETURN (TSR)

We have performed an analysis of “realizable compensation” of our CEO, on an absolute and relative basis. The following tables illustrate a strong correlation between CEO compensation and TSR. The definition of “realizable compensation” and the full analysis are depicted in charts appearing in Alignment of CEO Compensation to Total Shareholder Return, Section 1 of Compensation Discussion and Analysis.

Absolute CEO Realizable Compensation Compared to Total Shareholder Return – Years 2008-2012

The following table illustrates our CEO realizable pay compared to our TSR for the years 2008 through 2012. Indexed TSR represents the cumulative total return of Cimarex stock for a five-year period based on a $100 investment at the start of the first year, and reinvestment of all dividends. The table shows the value of the investment at the end of each year.

	2008	2009	2010	2011	2012

Pay ($000)	$1,972,923	$4,509,754	$8,605,210	$6,658,116	$5,725,696

Indexed TSR	$63.79	$128.06	$215.94	$152.46	$144.29

CEO	Merelli	Merelli	Merelli	Merelli/Jorden	Jorden

Relative CEO Realizable Compensation Compared to Relative TSR – Three-Year Period (2009 to 2011)

Relative Realizable CEO Pay Percentile	24th percentile

2009-2011 Relative TSR Percentile	74th percentile

2012 CEO compensation for peer group companies was not available at the time of preparation of this Proxy Statement]

RESPONSE TO 2012 ADVISORY VOTE ON EXECUTIVE COMPENSATION

The following is a summary of Cimarex’s responses to the 2012 advisory vote on executive compensation. Detailed information about Cimarex’s responses can be found in Section 1, Compensation Discussion and Analysis.

•                  Initiated regular shareholder outreach to identify and discuss shareholder concerns relating to executive compensation and other matters.

•                  Refined our annual cash incentive program for 2013 to provide for updated specific measurable goals and objectives that align with the company’s financial and operational goals and objectives.

•                  Postponed the timing of long-term equity awards to December of each year. The postponement provides the Committee with a more complete picture of our actual annual results (absolute performance and performance relative to our peer group) when determining equity awards. This allows the Committee to make more informed equity award decisions that correlate to Cimarex’s objectives of executive retention and alignment of value of the awards with financial and operational performance.

•                 Eliminated all tax gross ups in change in control payment arrangements.

PROXY STATEMENT

CORPORATE GOVERNANCE

Our governance structure and processes are based on our Corporate Governance Guidelines, Code of Business Conduct and Ethics and Code of Ethics.

Our Corporate Governance Guidelines and Board committee charters provide the framework for Cimarex’s governance by the Board. The Guidelines address matters such as qualifications, standards for independence, election and responsibilities of directors, limitation of service on other public company boards, number and structure of Board committees, conduct and frequency of Board and committee meetings, Board evaluation, management succession, director access to management, counsel and advisors, and board orientation and education. The Board of Directors, directly or through the Compensation and Governance Committee, reviews and revises as necessary the Corporate Governance Guidelines.

The Code of Business Conduct and Ethics applies to all directors, officers and employees. The Code is a guideline that promotes honest and ethical conduct, encourages compliance with laws and proper use of our assets. As required by the NYSE listing standards or applicable law, we will post on our website all waivers of or amendments to our Code of Business Conduct that are required to be disclosed by applicable law and the NYSE listing standards. We do not anticipate any waivers of or amendments to our Code of Business Conduct.

We have an additional Code of Ethics that applies to our CEO, CFO and Controller, and its purpose is to promote honest and ethical conduct and compliance with the law, particularly as related to the maintenance of Cimarex’s financial records and the preparation of financial statements. The obligations of the Code of Ethics supplement the Code of Business Conduct.

A summary of key governance matters are noted in the table below:

Size of Board	10	Corporate Governance Guidelines	Yes

Number of independent directors	8	Disclosure Committee for financial reporting	Yes

Majority voting for directors	Yes	Board and Audit Committee risk oversight	Yes

Classified Board	Yes	Compensation risk assessment	Yes

Separate Chairman and CEO	No	Review of related party transactions	Yes

Independent Lead Director	Yes	Non-Hedging and non-pledging policies	Yes

Diverse Board skills and experience	Yes	Clawback policy	Yes

Annual Board and Committee self-evaluations	Yes	Management and director stock ownership guidelines	Yes

Annual equity grants to directors	Yes	Tax Gross Ups	No

Annual Board education	Yes

Code of Business Conduct and Ethics	Yes

Cimarex provides access through its website (www.cimarex.com) to the following governance information:

•  Corporate Governance Guidelines

•  Code of Business Conduct and Ethics

•  Code of Ethics

•  Stock Ownership Guidelines

•  Complaint and Reporting Procedures

•  Board of Directors

•  Board of Directors – Background and Experience

•  Committee Charters

•  Executive Management – Background and Experience

We will provide copies of these items without charge upon written request to our Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, 18th Floor, Denver, Colorado 80203.

Interested parties may communicate with our Board by mail directed to our Corporate Secretary or by calling our Confidential Hotline (1-866-519-1898). All communications will be forwarded to the Lead Director for his review. The Lead Director may take any action he deems appropriate or necessary, including, without limitation, forwarding the information to the Board for consideration or, with the concurrence of the Board, retaining independent or outside counsel, accountants or other advisors to address the concern. No adverse action will be taken against any individual making any such communication to the Lead Director.

Shareholder Outreach

Cimarex’s relationships with its shareholders are an important part of our corporate governance profile, and we recognize the value of taking their views into account. Engagement with shareholders helps us to understand the larger context and impact of our operations, learn about expectations for our performance, assess emerging issues that may affect our business or other aspects of our operations and shape corporate and governance policies.

Consistent with our commitment to seek and respond to shareholder input on corporate governance topics, we have considered and discussed with investors a wide variety of matters, including our executive compensation program and disclosures and have made changes in these areas. See Response to 2012 Say on Pay Vote and Shareholder Outreach, Compensation Discussion and Analysis elsewhere in this Proxy Statement.

BOARD AND COMMITTEE INFORMATION

OUR BOARD

During 2012, the Board of Directors met seven times. The Board has three Committees: the Audit Committee, the Compensation and Governance Committee and the Nominating Committee. Each of our directors attended greater than 75% of the meetings of the Board and the Board Committees on which he served during 2012.

All Board members are expected to attend the Annual Meeting. All of our Directors attended our 2012 Meeting.

NAME	AGE	DIRECTOR SINCE	POSITION	INDEPENDENT	OTHER PUBLIC BOARDS

Hans Helmerich	54	2002	Chairman, CEO Helmerich & Payne	Yes	2

Harold R. Logan, Jr.	68	2009	Chairman, Suburban Propane Partners, L.P.	Yes	2

Monroe W. Robertson	63	2005	Private Investor	Yes	1

Joseph R. Albi	54	2011	COO, Executive VP Cimarex	No	0

Jerry Box	74	2005	Chairman, Newpark Resources	Yes	1

David A. Hentschel	79	2002	Retired Chairman, CEO, Occidental Oil & Gas Corp	Yes	0

Thomas E. Jorden	55	2011	Chairman, CEO Cimarex	No	0

Floyd R. Price	64	2012	Retired Executive VP, Apache Corp	Yes	1

Michael J. Sullivan	73	2002	Senior Attorney, Rothgerber Johnson & Lyons	Yes	1

L. Paul Teague	78	2002	Former Regional VP Texaco USA	Yes	0

Criteria for Board Membership

The Nominating Committee is responsible for recruiting and recommending to the full Board of Directors nominees for election as Directors. The Committee identifies and reviews the qualifications of candidates for Board membership and determines the desired qualifications. Important general criteria for Board membership include the following:

•                  Members of the Board should possess certain desired qualifications, including judgment, skill and experience with businesses and other organizations of comparable size.

•                  The Committee considers the relationship of a candidate’s experience with the experience of existing Board members, experience building or working with a company culture similar to Cimarex and the extent to which the candidate would be a desirable addition to the Board and any of its Committees.

•                  The Committee considers additional attributes, including diversity of gender and ethnicity and senior management experience in the oil and gas industry in the areas of exploration, production, marketing, finance or legal.

Director Independence and Related Person Transactions

Our Corporate Governance Guidelines require that a majority of our Board of Directors be independent as defined by applicable laws, rules, regulations and listing standards. We comply with the criteria for independence established by the New York Stock Exchange (NYSE) listing requirements and other governing laws and regulations.

With the assistance of legal counsel, the Compensation and Governance Committee has reviewed the applicable legal and NYSE standards for Board and Committee member independence. A summary of the answers to annual questionnaires completed by each of the Directors and a report of transactions with Director-affiliated entities are also made available to the Committee. On the basis of this review, the Committee has delivered a report to the full Board of Directors, and the Board has made its independence determinations based on the Committee’s report and the supporting documents.

As a result of this review, the Board has affirmatively determined that Jerry Box, Hans Helmerich, David Hentschel, Harold Logan, Floyd Price, Monroe Robertson, Michael Sullivan and L. Paul Teague, representing eight of our ten Directors, are independent of Cimarex and its management. Thomas Jorden and Joseph Albi are not independent because of their employment as CEO and COO of Cimarex, respectively.

In making these determinations, the Board considered that in the ordinary course of business, relationships and transactions may occur between Cimarex and entities with which some of our Directors are or have been affiliated. As a result of the Committee’s review, certain relationships and transactions are not considered to be material transactions that would impair a Director’s independence, including the following:

•                  The Director is an employee of another company that does business with Cimarex, and our annual sales to or purchases from the other company amount to less than 2% of the annual revenues of the other company and that such sales to or purchases from the other company are part of our ordinary course of business and conducted in the same manner as we obtain services from other companies that provide similar services; or

•                  The Director is a director (but not an employee) of another company that does business with Cimarex.

Hans Helmerich is the Chairman of the Board and CEO of Helmerich & Payne, Inc., a company with which Cimarex engages in ordinary course of business transactions. During Helmerich & Payne’s fiscal year ended September 30, 2012, Cimarex paid Helmerich & Payne $25.3 million for drilling rigs and services in arms’ length transactions and as part of our ordinary course of business in the same manner as we obtain services from other companies that provide similar services. The aggregate amount of the payment represented 0.8% of Helmerich & Payne’s revenue during that period. The Committee reviewed these transactions and concluded that (i) the transactions are proper and not material when compared to Cimarex’s total drilling costs and with Helmerich & Payne’s total revenues; (ii) the transactions occur in the ordinary course of business and at arms’ length; (iii) the Board does not review or approve drilling service contracts or arrangements; and (iv) Mr. Helmerich’s relationship with Helmerich & Payne, Inc. does not interfere with his independent judgment as a director of Cimarex.

Board Leadership Structure

Cimarex has a combined Chairman of the Board and CEO. Cimarex also has a Lead Director who is chosen annually from our independent directors. Following is a summary of the functions of the Chairman of the Board/CEO and the Lead Director:

Duties and Responsibilities of Chairman of the Board	Duties and Responsibilities of Lead Director

Preside over Board meetings	Preside over executive sessions of the Board

Call special meetings of the Board	Act as Chairman of the Nominating Committee

Approve agenda for Board meetings	Serve as liaison between the Chairman of the Board and the other Board members

Preside over shareholder meetings	Serve as primary contact for communication by interested parties to the Board

Facilitate and participate in formal and informal communications with and among directors

The Board believes that the role of a combined Chairman/CEO and an independent Lead Director having the duties described above serve the interests of our shareholders because this structure provides an appropriate balance between strategy development and independent oversight of management.

Thomas Jorden was elected Chief Executive Officer on September 30, 2011 and Chairman of the Board on August 14, 2012. He has served as an executive officer of Cimarex since its formation in 2002. He brings to the position of Chairman of the Board considerable knowledge and experience gained through his executive positions with Cimarex and prior industry experience. This knowledge and experience allow him to focus the activities of the Board on matters most relevant to the success of Cimarex.

Our Board structure is designed to avoid any undue influence by the Chairman of the Board/CEO on the Board. The Compensation and Governance Committee, which recommends the compensation of the Chairman/CEO to the full Board and makes grants to the Chairman/CEO under our long-term equity incentive program, is comprised entirely of independent Directors. When the Board acts on the Compensation and Governance Committee’s recommendation for compensation of the Chairman/CEO, it acts without him being present.

The substantial experience and background of our independent Board members ensure their active and knowledgeable involvement in Board matters. This involvement, and the presence and involvement of our Lead Director, provide the Board with a strong, independent point of view.

Executive Sessions

The non-employee members of the Board meet in executive session at each regularly scheduled Board meeting. During 2012, four executive sessions were held, and all of the non-employee Directors attended each session. These sessions allow non-employee Directors to review the CEO’s performance and determine his compensation, to discuss issues of importance to Cimarex, including the business and affairs of Cimarex, as well as matters concerning management, without any member of management present.

Risk Oversight

Board and Committee Oversight. The Board has overall responsibility for risk oversight. In carrying out its responsibility, the Board has requested that the Audit Committee discuss with management and report to the Board with respect to:

•                  Processes Cimarex has taken to mitigate corporate risks;

•                  Guidelines and processes pertaining to financial risk assessment;

•                  Steps management has taken to measure, monitor and control such financial risk exposures; and

•                  Management’s conclusion as to the effectiveness of the guidelines and processes utilized to mitigate such corporate and financial risks and exposures.

In addition, each quarter management provides the Board with an overview of Cimarex’s operations, financial results and other aspects of its business. Significant strategic considerations, such as material acquisitions or mergers are brought to the Board for deliberation and, as appropriate, decisions.

The Audit Committee, at its December 2012 meeting, reviewed, discussed and reported to the Board about corporate, operational and financial risks and Cimarex’s processes for mitigation of these risks.

Compensation of Non-Management Directors

Our Compensation and Governance Committee administers our Director compensation program. Director compensation is designed to be near the 50th percentile of that paid by comparable public oil and gas companies with similar market capitalization and revenue. We use the same group of companies in reviewing Director compensation as we use in reviewing executive base salary and total compensation. See Competitive Positioning, Section 2, Compensation Discussion and Analysis for a list of the companies and the methodology followed in selecting the companies. The Committee uses its independent compensation consultant, Longnecker & Associates, to review Director compensation. The Committee, after reviewing the consultant’s recommendations with the CEO and Vice President of Human Resources, recommends Director compensation for Board consideration and approval at the annual May Board meeting. Director compensation is determined and paid for the 12-month period beginning with the date of Cimarex’s Annual Meeting and ending on the following Annual Meeting date.

Through May 15, 2012, compensation for non-employee Directors consisted of the following:

•                  Annual cash retainer of $50,000

•                  Annual equity retainer of $165,000, comprised of restricted stock that vests in one-third increments on each anniversary of the date of grant

•                  Committee chairman fee of $20,000

•                  Lead Director (who also acts as Nominating Committee chairman) fee of $20,000

•                  Board meeting attendance fee of $1,800 per meeting

•                  Committee meeting attendance fee of $1,500 per meeting

At the May 16, 2012 meeting, the Committee’s independent consultant advised that Director compensation was below the 50th percentile of director compensation paid by comparable public oil and gas companies. On May 16, 2012, the Board, on the recommendation of the Compensation and Governance Committee and in consultation with the Committee’s independent compensation consultant, based on a study of peers and market trends, made the following changes to the compensation program for non-employee Directors:

•                  Increased annual cash retainer to $65,000

•                  Increased annual equity retainer to $180,000

The increases brought Director compensation to approximately the 62nd percentile. The following table sets forth 2012 compensation for our non-management Directors:

NAME	ANNUAL CASH RETAINER AND MEETING FEES[1]	STOCK AWARDS[2]	TOTAL

Jerry Box	$86,900	$180,000	$266,900
Hans Helmerich	$86,900	$180,000	$266,900
David Hentschel	$86,900	$180,000	$266,900
Harold Logan	$111,400	$180,000	$291,400
Floyd Price(3)	$27,083	$75,000	$102,083
Monroe Robertson	$109,600	$180,000	$289,600
Michael Sullivan	$91,400	$180,000	$271,400
L. Paul Teague	$106,900	$180,000	$286,900

(1)       Represents fees earned for services as a Director during 2012, including the annual cash retainer fee, Board and Committee meeting attendance fees, Committee Chairman fee and Lead Director fee.

(2)       Represents the intrinsic value of the 3,014 shares of restricted stock granted to each of the non-employee Directors on May 16, 2012.

(3)       Mr. Price was elected a director in December 2012 and received a pro rata share of the annual cash and equity retainer fees for the year May 2012-May 2013.

The following table discloses the aggregate number of outstanding unvested stock awards and the market value at December 31, 2012. (Market value is based on the closing price of $57.73 on December 31, 2012.) There were no outstanding vested but unexercised option awards as of that date.

Director	Unvested Stock Awards	Market Value

Jerry Box	4,869	$281,087
Hans Helmerich	4,869	$281,087
David Hentschel	4,869	$281,087
Harold Logan	4,869	$281,087
Floyd Price	1,301	$67,300
Monroe Robertson	4,869	$281,087
Michael Sullivan	4,869	$281,087
L. Paul Teague	4,869	$281,087

COMMITTEES

The table below provides 2012 membership and meeting information for each of the Board Committees:

NAME	AUDIT	COMP/GOV	NOMINATING
Jerry Box		X	X
Hans Helmerich		X	X
David Hentschel		X	X
Harold Logan	X		X
Floyd Price	X		X
Monroe Robertson	X		X
Michael Sullivan	X		X
L. Paul Teague		X	X

2012 Meetings Held	8	6	3

Audit Committee

The Audit Committee is comprised entirely of independent Directors and is governed by a Board-approved Charter stating its responsibilities. A copy of the Audit Committee Charter is available on our website at www.cimarex.com. Under its Charter, the Audit Committee performs the following functions:

•                  Appoints independent auditor.

•                  Approves the nature and scope of services of independent auditor and reviews range of fees for such services.

•                  Oversees internal audit function.

•                  Reviews qualification and independence of auditor.

•                  Reviews and discusses with independent auditors (i) the auditors’ responsibilities and management’s responsibilities in audit process, (ii) overall audit strategy, (iii) scope and timing of annual audit, and (iv) any significant risks identified during auditor’s risk assessment procedures.

•                  Monitors integrity of financial statements.

•                  Monitors compliance with legal and regulatory requirements.

•                  Reviews and reports to Board on corporate and financial risk.

The Board of Directors has determined that each of the members of the Audit Committee is financially literate and independent as defined by the rules of the SEC and the NYSE. The Board has also determined that each of Messrs. Logan, Price and Robertson is an “audit committee financial expert” as defined by the SEC’s rules.

Compensation and Governance Committee

The Compensation and Governance Committee is comprised entirely of independent Directors and is governed by a Board-approved Charter stating its responsibilities. A copy of the Compensation and Governance Committee Charter is available on our website at www.cimarex.com. Under its Charter, the Compensation and Governance Committee performs the following functions:

Compensation Functions

•      Recommends CEO and executive officer cash compensation for approval by the Board.

•      Recommends director compensation for approval by the Board.

•      Reviews and recommends the Compensation Discussion and Analysis disclosure for approval by the Board.

•      Determines amount and terms of equity awards.

•      Reviews and approves long-term incentive plans.

•      Reviews relationship of compensation to risk.

•      Approves the nature and scope of services of independent compensation consultant.

Governance Functions

•      Oversees corporate governance.

•      Develops plans for managerial succession.

•      Oversees annual Board and Committee evaluations.

Each year the Compensation and Governance Committee performs a compensation risk assessment. In 2012, the Committee determined that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on Cimarex. See Compensation Discussion and Analysis for a description of the compensation risk assessment process.

Compensation and Governance Committee Interlocks and Insider Participation. Hans Helmerich, a member of the Committee, was an executive officer of Cimarex from February 14, 2002 until September 30, 2002. Cimarex was formed on February 14, 2002, as a wholly owned subsidiary of Helmerich & Payne, Inc. for the purpose of facilitating a spinoff by Helmerich & Payne of its oil and gas exploration and production business. Cimarex became a publicly traded company on September 30, 2002, at which time Mr. Helmerich resigned as an executive officer.

Nominating Committee

The Nominating Committee is comprised of all of the independent Directors and is governed by a Board-approved Charter stating its responsibilities. A copy of the Nominating Committee Charter is available on our website at www.cimarex.com. Under its Charter, the Nominating Committee performs the following functions:

•                  Determines desired Board skills and attributes

•                  Recommends candidates to serve on the Board and to stand for election at annual meeting of shareholders or to fill vacancy occurring between meetings

•                  Recommends Committee appointments

PROPOSALS REQUIRING YOUR VOTE

ITEM 1 – ELECTION OF DIRECTORS

Our current Board consists of ten members, which is the maximum number of Directors permitted by our Certificate of Incorporation. The Board is divided into three classes, Class I, Class II and Class III Directors. At each Annual Meeting a class of Directors is elected for a term expiring at the Annual Meeting in the third year following the year of election. Each Director holds office until his successor is elected and qualifies.

The terms of the three Class II directors, Hans Helmerich, Harold R. Logan, Jr. and Monroe W. Robertson, will expire at the 2013 Annual Meeting. The Nominating Committee, at its February 2013 meeting, nominated Messrs. Helmerich, Logan and Robertson for re-election as Class II directors, with a term expiring at the 2016 Annual Meeting.

If prior to the Annual Meeting a nominee becomes unavailable to serve as a Director, any shares represented by a proxy directing a vote will be voted for the remaining nominees and for any substitute nominee or nominees designated by our Board or its Nominating Committee. As of the mailing of these proxy materials, the Board knows of no reason why any Director nominee would not be available to serve as a Director.

A nominee is elected if the votes cast for his election exceed the votes cast against his election. Each Director who is nominated below has tendered an irrevocable resignation that is effective upon his failure to receive the required vote and the Board’s acceptance of such resignation. If a nominee fails to receive more favorable votes than votes cast against him, the Nominating Committee will act on an expedited basis following the Annual Meeting to determine whether to recommend that the Board accept the Director’s resignation. The Nominating Committee and the Board may consider any factors they deem relevant in deciding whether to accept the Director’s resignation. The Director whose resignation is under consideration must abstain from participating in any decision regarding his resignation. The Board will publicly disclose its decision regarding acceptance of his resignation within 90 days after the results of the election are certified. If the resignation is not accepted, the Director will continue to serve as a Director until his successor is elected and qualified. If the Board accepts the resignation, then the Board may fill the vacancy in accordance with the Bylaws or may decrease the size of the Board in compliance with the Certificate of Incorporation.

Information concerning the nominees recommended by our Nominating Committee and nominated by our Board, as well as each of our continuing Directors, is set forth below.

Nominees for Class II Directors

HANS HELMERICH, 54

Position, Principal Occupation and Business Experience

Mr. Helmerich has been Chairman of Helmerich & Payne, Inc. since March 2012 and CEO since 1989. Helmerich & Payne, Inc., a publicly held company located in Tulsa, Oklahoma, designs and builds land drilling rigs. Helmerich & Payne is primarily engaged in contract drilling of oil and gas wells for exploration and production companies and is one of the major land and offshore platform drilling companies in the world. Prior to his election as Chairman and CEO in January 2012, Mr. Helmerich served as President and CEO since 1989 and has served as a director since 1987. Cimarex acquired Helmerich & Payne’s exploration and production business in 2002.

Mr. Helmerich serves as a director of Atwood Oceanics, Inc., Houston, Texas, an international offshore drilling company, and as a Trustee of The Northwestern Mutual Life Insurance Company of Milwaukee, Wisconsin.

Key Attributes, Experience and Skills

Mr. Helmerich’s background with the oil and gas business and his over 25 years’ executive experience provide a strong background for his service on Cimarex’s Board and on the Compensation and Governance Committee. In addition, his service as a director of Atwood Oceanics and as a Trustee of The Northwestern Mutual Life Insurance Company provide him with additional experience and knowledge to serve as a Director.

HAROLD R. LOGAN, JR., 68

Position, Principal Occupation and Business Experience

Mr. Logan currently serves as Chairman of the Board of Supervisors of Suburban Propane Partners, L.P. and is a Director of Graphic Packaging Corporation. He is also a Director of two privately held companies – Basic Materials and Services LLC that invests in companies providing specialized services for the pipeline construction and sand/silica industries, and Hart Energy Publishing, publisher of Oil and Gas Investor and other energy publications.

Mr. Logan was a Co-Founder of TransMontaigne, Denver, Colorado, in 1995 and Chief Financial Officer, Executive Vice President, Treasurer and a director through 2002. He served as a director of TransMontaigne and chairman of its finance committee from 2002-2006. From 1987 to 1995, he was Senior Vice President/Finance, Chief Financial Officer and a director of Associated Natural Gas Corporation. Prior to that, Mr. Logan was an investment banker with Dillon Read & Co. Inc. and Rothschild, Inc.

Since 1998, Mr. Logan has been a director of nine public companies and has served on audit, compensation and governance committees.

Key Attributes, Experience and Skills

Over the past 39 years, Mr. Logan’s education, investment banking/venture capital experience and business financial management experience have provided him with a comprehensive understanding of business and finance. Mr. Logan’s expertise and experience have been relevant to his responsibilities of providing oversight and advice to the management of public companies, and is of particular benefit in his role as Lead Director and as a member of the Audit Committee.

MONROE W. ROBERTSON, 63

Position, Principal Occupation and Business Experience

Mr. Robertson is currently a private investor. Mr. Robertson retired from Key Production Company, Inc. (a company acquired by Cimarex in 2002), after serving ten years with the company. While with Key, he held the positions of President, Chief Operating Officer, Senior Vice President and Principal Financial Officer. Mr. Robertson has served in executive capacities with three other public energy companies, Apache Corp., Gulf Oil Corporation and Terra Resources.

Mr. Robertson currently serves as a Director, Chairman of the Audit Committee and member of the Compensation and Nominating committee of Earthstone Energy, Inc. (formerly named Basic Earth Science System), Denver, Colorado, an independent exploration and production company.

Key Attributes, Experience and Skills

Mr. Robertson has comprehensive knowledge of the financial and operational sides of the exploration and production business, which is of considerable value in his service as Chairman of the Audit Committee.

The Board of Directors recommends a vote FOR all Nominees.

Continuing Directors – Class I – Term Expires 2015

JOSEPH R. ALBI, 54

Position, Principal Occupation and Business Experience

Mr. Albi was named Executive Vice President and Chief Operating Officer in 2011. He has served Cimarex in various capacities since September 2002, including Executive Vice President-Operations from 2005 to 2011, Sr. Vice President-Corporate Engineering from 2003 to 2005 and Vice President-Engineering from 2002 to 2003.

Key Attributes, Experience and Skills

Mr. Albi has over 30 years of experience in the oil and gas industry. His extensive understanding of the management of oil and gas production and drilling operations, business development, environmental and safety management and oil and gas marketing provide the Board with considerable insight about the operations of Cimarex.

JERRY BOX, 74

Position, Principal Occupation and Business Experience

Mr. Box was Chairman of Magnum Hunter Resources, Inc. from October 2004 until June 2005, and a director of Magnum Hunter from March 1999 to June 2005. He retired in June 2005 at the time of the acquisition by Cimarex of Magnum Hunter. Mr. Box served as President, COO and a director of Oryx Energy Company from February 1998 to March 1999. He had previously held a number of managerial and executive positions with Oryx Energy and its predecessor company, Sun Oil Company. Mr. Box serves as a non-management director and Chairman of the Board of Newpark Resources, Inc. of The Woodlands, Texas, an oilfield services company traded on the NYSE.

Key Attributes, Experience and Skills

Mr. Box holds undergraduate and graduate degrees in geology. He has served for several years in an executive capacity with public and private companies. Mr. Box has served on numerous oil and gas committees and task forces and as a President and Treasurer of the Dallas Petroleum Club. His extensive experience as an executive for companies in the energy business makes his service on the Compensation and Governance Committee particularly valuable.

MICHAEL J. SULLIVAN, 73

Position, Principal Occupation and Business Experience

Mr. Sullivan has been a senior attorney, partner or special counsel for the Denver-based law firm, Rothgerber Johnson & Lyons LLP since 2001, and the managing attorney of the Casper office of that firm. Mr. Sullivan practiced law as a partner with Brown, Drew, Apostolos, Massey & Sullivan from 1964 to 1986 and from 1995 until 1998.

Mr. Sullivan is a director and chairman of the governance committee and member of the compensation committee of First Interstate BancSystem, Billings, Montana and a director and member of the compensation and governance and audit committee of Sletten Construction, Inc., Great Falls, Montana (a non-public company). From 2001 to May 2009 he served as a director and during his tenure as a member of the audit, corporate social responsibility committee and governance committee of Allied Irish Bank Group, Dublin, Ireland. From 2003 to 2011 he served as a director of the Kerry Group Plc, a global food and food ingredients producer headquartered in Tralee Co., Kerry, Ireland.

Key Attributes, Experience and Skills

Mr. Sullivan brings a wealth of experience and a diverse background to our Board. In addition to his Juris Doctor degree, he has an undergraduate degree in petroleum engineering, years of governmental service as the Governor of Wyoming (1987-1995) and Ambassador to Ireland (1998-2001), and 37 years’ experience practicing law in the areas of natural resources, mediation and business. As Governor, he was involved in the process of reviewing and administering Wyoming’s budget. This experience is particularly relevant in his service on the Audit Committee. Mr. Sullivan’s education, legal experience, particularly in mediation and litigation, and his domestic and international service all provide a background that is beneficial in addressing the issues coming before the Cimarex Board.

Continuing Directors – Class III – Term Expires 2014

DAVID A. HENTSCHEL, age 79

Position, Principal Occupation and Business Experience

Mr. Hentschel was Chairman and Chief Executive Officer of Occidental Oil and Gas Corporation, a subsidiary of Occidental Petroleum, from 1986 until 1993 and from 1997 until 1999, when he retired. He also served as President and Chief Executive Officer of Canadian Occidental Petroleum, Ltd., now known as Nexen, from 1995 until 1997. He was in charge of the worldwide exploration and production operations for Cities Service, Occidental Oil and Gas Corporation for the last 20 years of his 40-year career.

Mr. Hentschel was a director of Occidental Petroleum from 1987-1993 and of Canadian Occidental or Nexen from 1985-2009. During his service as a director of Nexen, he was chair of the audit committee and a member of the compensation committee and various other committees. He was also a director of the Bank of Oklahoma from 1984-1995.

Key Attributes, Experience and Skills

Mr. Hentschel brings considerable executive experience in the domestic and international oil and gas industry to the Board. Mr. Hentschel’s extensive leadership background and his service on Nexen’s audit and compensation committees provide strong skills and experience for his service on our Compensation and Governance Committee.

THOMAS E. JORDEN, 55

Position, Principal Occupation and Business Experience

Mr. Jorden is the Chairman of the Board, Chief Executive Officer and President of Cimarex. He has served Cimarex in various capacities since September 2002. He was elected CEO in 2011, from 2003 to 2011 served as Executive Vice President-Exploration and from 2002 to 2003 as Vice President-Exploration.

Key Attributes, Experience and Skills

Mr. Jorden brings to the Board over 30 years of experience in the oil and gas exploration and production industry, and as our Chief Executive Officer, a deep understanding of our business, operations and long-term strategic issues and goals. Mr. Jorden holds undergraduate and graduate degrees in geophysics and has headed the company’s exploration program since its inception. His service on the Board creates an important link between management and the Board.

FLOYD R. PRICE, 64

Position, Principal Occupation and Business Experience

Mr. Price, a former executive officer of Apache Corp., held various positions with Apache from 1991 through 2009, including Executive Vice President and Corporate Exploration Officer; President, Apache Canada; President, Apache International; and Exploration Manager. Mr. Price serves as Chairman of the Board of Tamarack Valley Energy, a Canadian public company, and as an independent member of the Boards of Directors of Source Energy and Nemaha Oil and Gas Company, both private oil and gas companies.

Key Attributes, Experience and Skills

Mr. Price has over 35 years of experience in the exploration and production business. Mr. Price has considerable domestic and international experience in the oil and gas industry, and has held leadership positions with a large public oil and gas company. His experience during the past three years serving as a director of public and private companies also provide him with invaluable Board skills and experience. Mr. Price brings extensive oil and gas exploration, operations management and financial experience to Cimarex’s Audit Committee.

L. PAUL TEAGUE, 78

Position, Principal Occupation and Business Experience

Mr. Teague served 35 years with Texaco Inc. He retired in 1994 as Vice President, Western Exploration & Producing Region of Texaco USA in Denver, Colorado. Mr. Teague held various positions with Texaco USA, including Vice President-Producing in Houston; Vice President of the New Orleans Producing Division; Division Manager, New Orleans and General Superintendent of the Offshore Division in New Orleans.

Key Attributes, Experience and Skills

Mr. Teague holds a degree in Petroleum Engineering from Louisiana Tech University and is a graduate of the University of Southern California Executive Program. He has several industry affiliations, including the former Chairman of the API Executive Committee on Drilling and Production Practices, former President of the Colorado Petroleum Association, a 50-year Legion of Honor Member of the Society of Petroleum Engineers and a member of the Rocky Mountain Oil & Gas Hall of Fame. He brings his executive experience with a major oil and gas company to bear on corporate governance and executive compensation issues in his role as Chairman of our Compensation and Governance Committee.

Director Nomination Process and Review of Director Nominees

The Nominating Committee identifies and reviews the qualifications of candidates for Board membership and determines the desired qualifications, including judgment, skill, experience with businesses and other organizations of comparable size, the relationship of the candidate’s experiences with the experience of other directors and the extent to which the candidate would be a desirable addition to the Board and any of its committees. Our Nominating Committee charter specifically includes in the list of desirable attributes sought in our Board composition diversity of gender and ethnic background.

Each director candidate is evaluated on individual merit, experience and potential to contribute to the effectiveness of the Board. Although all the current directors have extensive oil and gas experience, either as company executives or attorneys, their experience is with companies with widely different operating strategies. This diversity and depth of experience provides our Board with the capacity to execute its duty of oversight and guidance.

The Committee will consider nominees recommended by shareholders. The Committee did not receive nominations for the 2013 Annual Meeting from any shareholder prior to the deadline for shareholder nominations. Shareholders who wish to nominate persons for election as directors at the 2014 Annual Meeting must submit a timely written notice complying with Cimarex’s Bylaws to Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, facsimile (303) 295-3494. To be timely, the shareholder’s written notice must be received between February 5, 2014 and February 15, 2014. If the 2014 Annual Meeting is held more than 30 days before or after May 15, 2014, the written notice must be received no later than the earlier of (i) the close of business on the tenth day following the day on which the notice of the date of the 2014 Annual Meeting was mailed or (ii) public disclosure of the date of the Annual Meeting was made.

In addition to its standard meeting in February of each year held for the purpose of nominating candidates to stand for re-election at Cimarex’s annual meeting, the Committee met in September and December of 2012 to consider a replacement director to fill the vacancy created by the death of F. H. Merelli in August 2012. At those meetings, the Committee also reviewed its charter and the desired skills for a new director, and agreed upon a process to be followed for identifying and selecting candidates to fill Board vacancies. At its December meeting, the Committee reviewed the names, resumes and qualifications of candidates submitted. Following its review, the Committee selected and recommended that the Board elect Floyd R. Price as a Class III director with a term to expire at the 2014 annual meeting and appointed him to the Audit Committee.

ITEM 2 – ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

2012 Advisory Vote on Executive Compensation; Shareholder Outreach

At the 2012 Annual Meeting 69% of the shareholders who voted approved our executive compensation on an advisory basis. We were not satisfied with this voting result and reached out to certain large shareholders to discuss our executive compensation program and any other investor concerns. Based on input received, we believe that the 2012 voting result was largely attributable to a perceived misalignment of 2011 executive compensation compared to 2011 operational and financial performance.

The Summary Compensation Table of our proxy statement reported the accounting valuation for equity grants made the first week of January 2011. The value of these grants was primarily influenced by extraordinary 2010 financial and operational performance. Following the January 2011 grants, Cimarex experienced a relatively flat year of financial and operational performance. As reflected in our 2011 Summary Compensation Table, the equity grants represented approximately 70% of the total compensation reported for 2011, resulting in a perception of strong 2011 executive compensation aligned with moderate financial and operational performance.

We learned from these discussions that our shareholders did not unanimously agree on the preferred form of equity to deliver long-term incentive compensation. One investor indicated a preference for options over restricted stock, one investor preferred cash and yet another investor did not favor options. Almost all investors agreed they preferred a form of performance award and that relative TSR was a good performance metric. With respect to our annual short-term incentive cash award program, all investors suggested that we more specifically describe the methodology used to determine these awards. No investor advocated a non-discretionary formulaic program, but each investor requested that we better describe the methodology used to determine the final cash awards.

While the Compensation and Governance Committee believes that the January 2011 equity awards were appropriate following a year of record financial and operational performance in 2010, the Committee has become sensitive to the perception of reported compensation being compared to the comparable period of financial performance.

The following is a summary of Cimarex’s responses to the 2012 advisory vote on executive compensation. Detailed information about Cimarex’s responses can be found in Section 1, Compensation Discussion and Analysis (CD&A) later in this Proxy Statement:

•                  Emphasized shareholder outreach to discuss our executive compensation program and to react to other investor concerns.

•                  Refined our annual cash incentive program for 2013 to provide for updated specific measurable goals and objectives that align with financial and operational goals and objectives.

•                  Postponed the timing of long-term equity awards to December of each year beginning in 2013. The postponement provides the Committee with more fully developed peer group data and performance results, allowing the Committee to make more informed equity award decisions that correlate to Cimarex’s objectives of executive retention and alignment of the value of the awards with financial and operational performance.

•                  Eliminated all tax gross ups in change in control payment arrangements.

The Compensation and Governance Committee and the Board have carefully evaluated Cimarex’s executive compensation plan, including the feedback from shareholders, and believe that their actions demonstrate responsiveness to shareholders on these issues. The Board recommends that shareholders vote FOR the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Cimarex’s Named Executive Officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables and the related narrative.

Because your vote is advisory, it will not be binding upon the Board. However, the Board values shareholders’ opinions, and the Committee will take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors unanimously recommends a vote FOR the advisory vote to approve executive compensation.

ITEM 3 – RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of the Board has appointed KPMG LLP to audit our financial statements for 2013. KPMG LLP has been our independent auditor since October 1, 2002.

We are asking that shareholders ratify the appointment of KPMG LLP as independent auditor. If shareholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. A KPMG LLP representative will be at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

The Board of Directors recommends a vote FOR the ratification of KPMG LLP as Cimarex’s independent auditor for 2013.

Audit and Non-Audit Fees

The following table shows the fees for professional services rendered by KPMG LLP for the audit of Cimarex’s annual financial statements for the years ended December 31, 2012 and December 31, 2011, and fees billed for other services rendered by KPMG LLP during those periods:

	Years Ended December 31,
	2012	2011
Audit Fees(1)	$1,056,909	$981,000
Audit-Related Fees(2)	$80,000	$10,000
Tax Fees(3)	$216,001	$197,873
All Other Fees	$0	$0

(1)            Audit fees were principally for audit work performed on the consolidated financial statements and internal controls over financial reporting.

(2)            Audit-related fees were principally for services associated with SEC registration statements, periodic reports and other documents filed with the SEC or issued in connection with securities offerings, e.g. comfort letters and consents and assistance in responding to SEC comment letters.

(3)            Tax fees were principally for services related to tax compliance and reporting and analysis services.

Policy for Approval of Audit, Audit-Related and Tax Services

The Audit Committee annually reviews and pre-approves certain categories of audit, audit-related and tax services to be performed by our independent auditor, subject to a specified range of fees. The Audit Committee may also pre-approve specific services. Certain non-audit services as specified by the SEC may not be performed by our independent auditor. The Audit Committee may delegate pre-approval authority to one or more of its members. In the event of any such delegation, any pre-approved decisions will be reported to the Audit Committee at its next scheduled meeting. The services described in the above table were pre-approved by the Audit Committee in 2011 and 2012.

Report of Audit Committee

The Audit Committee on behalf of the Board of Directors oversees (i) the quality of the Company’s financial reporting; (ii) the independent auditor’s qualifications and independence; and (iii) the performance of the Company’s internal auditors and independent auditor. In so doing, it is the responsibility of the Committee to maintain free and open communication between the directors, the independent auditor and the management of the Company. All members of the Audit Committee meet the independence, experience and financial literacy requirement of the New York Stock Exchange, the Sarbanes Oxley Act and any rules or regulations promulgated by the Securities and Exchange Commission. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is available on our website at www.cimarex.com.

Management is responsible for the Company’s financial statements and the financial reporting process, including the systems of internal controls and disclosure controls and procedures. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes and uses internal audit to assist with these responsibilities.

The Audit Committee reviewed Cimarex’s audited financial statements as of and for the year ended December 31, 2012 and met with both management and KPMG, Cimarex’s independent public accounting firm, to discuss those financial statements and the effectiveness of Cimarex’s internal control over financial reporting. In addition, we have received from KPMG the communication required by Public Company Accounting Oversight Board (PCAOB) Rule 3526, Communication with Audit Committees Covering Independence, and discussed with KPMG their independence from Cimarex and its management. The Audit Committee also discussed with KPMG any matters required by the PCAOB and Statement on Auditing Standards, No. 114, Communication with Audit Committees.

Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that Cimarex’s audited financial statements be included in Cimarex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012.

THE AUDIT COMMITTEE
Monroe W. Robertson, Chairman
Harold R. Logan, Jr.
Floyd R. Price
Michael J. Sullivan

The Audit Committee Report does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Audit Committee Report by reference.

EXECUTIVE COMPENSATION TABLE OF CONTENTS

Executive Summary of Compensation Discussion & Analysis (CD&A)

NAMED EXECUTIVE OFFICERS (“NEOs”)

•                   Thomas E. Jorden, Chairman of the Board, Chief Executive Officer (CEO) and President

•                   Paul Korus, Senior Vice President, Chief Financial Officer (CFO)

•                   Joseph R. Albi, Executive Vice President-Operations, Chief Operating Officer

•                   Stephen P. Bell, Executive Vice President-Business Development

•                   John A. Lambuth, Vice President-Exploration

•                   F. H. Merelli (former Chairman of the Board, deceased August 2012)

ELEMENTS AND MIX OF EXECUTIVE COMPENSATION

Pay Elements	Pay Element Rationale

Base Salary	Retain and attract, when needed, talented executives
Annual Cash Incentive	Encourage short term operational/financial performance
Long-Term Equity Incentive	Encourage retention and above average stock price performance

Cimarex’s executive compensation program directly links a substantial portion of executive compensation to Cimarex’s performance through annual and long-term incentives. The mix of the pay elements for the CEO and other NEOs for fiscal 2012 is shown below. The compensation measured in the graph is “realizable compensation.” (See Compensation Discussion and Analysis, Section 1, Alignment of CEO Compensation to Total Shareholder Return for a definition of realizable compensation.) Eighty-eight percent of the CEO’s compensation is directly linked to Cimarex’s performance and 76% of his compensation is long-term compensation. The average compensation mix for the other NEOs is 84% performance linked and 68% is long-term compensation.

2012 Realizable Compensation
(consisting of base, annual incentive award & long-term incentives)

Chairman & CEO Compensation Mix	Other NEOs (Average) Compensation Mix

2012 BUSINESS AND FINANCIAL PERFORMANCE OVERVIEW

•                   Grew production 6% to a record 626.5 MMcfe/d; combined Permian Basin and Mid-Continent production increased 20% to an all-time high of 586 MMcfe/d.

•                   Increased proved reserves 10% to 2.3 Tcfe, adjusted for property sales reserves increased 13%.

•                   Added 757 Bcfe of proved reserves from extensions and discoveries replacing 330% of production.

•                   Net income of $353.8 million, or $4.07 per diluted share.

•                   Cash flow from operating activities of $1.2 billion.

•                   Sold $306 million of non-strategic assets which will be reinvested in core area exploration and development activities.

•                   Evaluated, de-risked and expanded our acreage position in several key long-term future drilling projects.

•                   Ended the year with debt to total capitalization of 18%.

2012 EXECUTIVE COMPENSATION DECISIONS

	2012 Salary	2012 Annual Cash Incentive Award	2012 Long- Term Incentive Grant Value	Total	% of Total Compensation that is Performance- Based

Thomas E. Jorden, CEO	$672,000	$800,000	$2,549,445	$4,021,445	83%
Paul Korus, CFO	$452,000	$474,600	$1,593,425	$2,520,025	82%
Joseph R. Albi	$500,000	$550,000	$1,912,127	$2,949,314	83%
Stephen P. Bell	$395,231	$462,000	$1,593,425	$2,440,425	84%
John A. Lambuth	$324,615	$325,000	$1,367,000	$2,016,616	84%

COMPENSATION DECISION	RATIONALE

No change to base salaries

Following comparison of base salaries to base salaries for like positions at peer companies, the Committee determined that executives were being paid at or near the targeted percentile (except the newly appointed CEO who requested that he receive no increase in base salary), and the Committee recommended no increases in base salaries.

Authorized annual cash short-term awards to the CEO of 119% of base salary (target of 100% of year-end annualized base salary) and to the other NEOs at approximately the target level of 100% of year-end annualized base salary (range from 90% to 110%).

Based on the achievement of the factors more specifically described under Key Compensation Actions for 2012 in Section 1, Compensation Discussion and Analysis, the Committee determined that Cimarex had achieved target performance during 2012 and awarded cash incentives at approximately the target level of 100% of each executive’s base salary.

Postponed timing of long-term equity award

In response to a perception by a shareholder that there was a misalignment in executive compensation to company performance in 2011, the Committee elected to change the timing of the awards to December of each year. This change was implemented in two steps: (i) January 2012 award postponed to May 2012 and (ii) the 2013 award will be postponed to December 2013.

Authorized long-term equity awards to NEOs (including the CEO) with a value of $9,015,422. The awards consist of 50% time-vested restricted stock and 50% performance-based restricted stock, with the actual number of shares to be delivered based upon relative total shareholder return.

Compensation consultant recommended a target value for the awards between the 50th and 75th percentiles when compared to 2012 awards made by peer companies. The Committee recommended awards slightly below the 65th percentile. The value of the 2012 long-term equity awards represented a substantial reduction from the January 2011 long-term equity awards. See the Summary Compensation Table for the value of the stock awards for the last three years.

SAY ON PAY – SHAREHOLDER FEEDBACK

At the 2012 Annual Meeting 69% of the shareholders who voted approved our executive compensation on an advisory basis. We engaged in discussions with some of our largest shareholders and learned that overall our shareholders generally approved of our executive compensation program, although one large shareholder expressed concern about the magnitude of the reported value of the 2011 executive equity awards in relationship to Cimarex’s 2011 financial performance. The 2011 equity awards were made in January 2011 following a record year of financial performance in 2010. Cimarex’s financial, operational and stock performance all decreased in 2011.

In response, the Compensation and Governance Committee:

•                   Continued its ongoing shareholder outreach efforts.

•                   Refined the annual cash incentive program for 2013 to provide for updated specific measurable goals and objectives that align with the company’s financial and operational goals and objectives.

•                   Postponed the timing of long-term equity awards to December of each year beginning in 2013. The postponement provides the Committee with more fully developed peer group data and performance results, allowing the Committee to make more informed equity award decisions that correlate to Cimarex’s objectives of executive retention and alignment of value of the awards with financial and operational performance.

•                   Eliminated all tax gross ups in change in control payment arrangements.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis, or CD&A, describes Cimarex’s executive compensation program for 2012 and certain elements of the 2012 program. We use this program to attract (when appropriate) and retain the executives who lead our business. This CD&A explains how the Compensation and Governance Committee (the Committee) of the Board of Directors made 2012 compensation decisions for our executives, including the following Named Executive Officers (NEOs)

•                  Thomas E. Jorden, Chairman of the Board, Chief Executive Officer (CEO) and President

•                  Paul Korus, Senior Vice President, Chief Financial Officer (CFO)

•                  Joseph R. Albi, Executive Vice President, Chief Operating Officer

•                  Stephen P. Bell, Executive Vice President-Business Development

•                  John A. Lambuth, Vice President-Exploration

•                  F. H. Merelli (former Chairman of the Board, deceased August 2012)

This CD&A is divided into two sections:

Section 1 discusses 2012 and early 2013 actions related to executive compensation.

Section 2 discusses our compensation framework, post-employment compensation, retirement benefits, perquisites and other compensation policies.

SECTION 1

2012 PERFORMANCE OVERVIEW

•                  Grew production 6% to a record 626.5 MMcfe/d; combined Permian Basin and Mid-Continent production increased 20% to an all-time high of 586 MMcfe/d.

•                  Increased proved reserves 10% to 2.3 Tcfe, adjusted for property sales reserves increased 13%.

•                  Added 757 Bcfe of proved reserves from extensions and discoveries replacing 330% of production.

•                  Net income of $353.8 million, or $4.07 per diluted share.

•                  Cash flow from operating activities of $1.2 billion.

•                  Sold $306 million of non-strategic assets which will be reinvested in core area exploration and development activities.

•                  Evaluated, de-risked and expanded our acreage position in several key long-term future drilling projects.

•                  Ended the year with debt to total capitalization of 18%.

2012 AND EARLY 2013 COMMITTEE ACTIONS

TOPIC	ACTION	RATIONALE

Base Salary Review	Recommended no increases in executive base salaries.	Following comparison of Cimarex base salaries to those for like positions at peer companies, the Committee did not recommend base salary increases.

Annual Short-Term Incentive plan

Authorized annual cash short-term awards to the CEO of 119% of base salary (target of 100% of base salary) and to the other NEOs at approximately the target level of 100% of base salary (range from 90% to 110%).

Based on the achievement of the factors more specifically described under Key Compensation Actions for 2012 in Section 1, Compensation Discussion and Analysis, the Committee determined that Cimarex had achieved target performance during 2012 and awarded cash incentives at approximately the target level of 100% of each executive’s base salary.

Refined our annual cash incentive program for 2013 to (i) provide for updated specific measurable goals and objectives and (ii) for a target of 100% of base salary and a maximum of 200% of base salary; there is no minimum award.

The measurable goals and objectives align with the company’s financial and operational goals and objectives. The refinement is responsive to shareholder concerns about a more specific description of the methodology followed for distribution of short-term cash incentive awards.

Long-Term Equity Incentives	Postponed timing of LTI awards from January 2012 to May 2012. Agreed to postpone 2013 LTI awards to December 2013.

Responsive to shareholder concerns about perceived misalignment of executive compensation to company performance. The postponement provides the Committee with more fully developed peer group data and performance results, allowing the Committee to make more informed equity award decisions that correlate to Cimarex’s objectives of executive retention and alignment of value of the awards with financial and operational performance.

Authorized long-term equity awards to NEOs (including the CEO) with a value of $9,015,422. The awards consist of 50% time-vested restricted stock and 50% performance-based restricted stock, with the actual number of shares to be delivered based upon relative total shareholder return.

The value of the 2012 long-term equity awards represented a substantial reduction from the January 2011 long-term equity awards. See the Summary Compensation Table for the value of the stock awards for the last three years. Compensation consultant recommended a target value for the awards between the 50th and 75th percentiles when compared to 2012 awards made by peer companies. The Committee recommended awards slightly below the 65th percentile.

Director Compensation	Increased annual equity retainer from $165,000 to $180,000 and annual cash retainer from $50,000 to $65,000.

Based on a market review of director compensation at peer group companies, the compensation consultant advised that Cimarex Director compensation was below the 50th percentile. The increased compensation brings Director compensation to approximately the 62nd percentile.

Clawback Policy	Adopted a clawback policy in February 2012	Responsive to anticipated rules and regulations to be adopted by the SEC under the Dodd-Frank Act.

Organizational Changes	Elected Thomas Jorden as Chairman of the Board Elected Stephen Bell as Executive Vice President-Business Development Elected John Lambuth as Vice President-Exploration

Cimarex’s founder and long-time CEO, F. H. Merelli died in August 2012. At the time of his death, Mr. Merelli was Chairman of the Board. Mr. Jorden was elected to fill this vacancy. Mr. Bell was promoted to reflect additional responsibilities, and Mr. Lambuth was promoted to succeed to Mr. Jorden’s previous exploration responsibilities.

Succession Plan	The Committee reviewed the key-employee succession plan presented by management.	Cimarex’s key-employee succession plan is presented to the Committee and summarized for the Board each year.

Shareholder Engagement	Committee directed management to reach out to principal shareholders to discuss the 2012 Say-on-Pay Vote.

Cimarex’s 2012 Say-on-Pay vote was 69%. The Committee and Board of Directors are committed to continuing discussions with shareholders regarding their concerns about Cimarex and its executive compensation program.

Eliminated tax gross ups	Recommended the Board approve elimination of tax gross ups in change in control payment arrangements.	Responsive to proxy advisory firm voting guidelines.

RESPONSE TO 2012 SAY ON PAY VOTE AND SHAREHOLDER OUTREACH

At the 2012 Annual Meeting, 69% of the shareholders who voted approved our executive compensation on an advisory basis. The outcome was disappointing to Cimarex, its Board of Directors and the Compensation and Governance Committee for various reasons, including the fact that the overall structure of our executive compensation program had not changed from previous years. Based on input from shareholders, we believe that the 2012 voting result was largely attributable to a perception of misalignment of executive pay with financial and operational performance. Cimarex has historically aligned the performance elements of compensation with Cimarex’s financial and operational performance. However, in January 2011, the Committee authorized equity awards that were influenced by outstanding 2010 financial and operational results, coupled with a very high stock price on the date of grant. Cimarex’s 2011 performance decreased measurably from its 2010 performance, and, as a result, the Summary Compensation Table total compensation for each executive reflected a significant increase in 2011 compensation, whereas Cimarex’s financial, operational and stock price performance all decreased in 2011.

We also learned that our shareholders would like us to provide more details about how the Committee arrived at its annual short-term cash incentive award decisions. Our discussions revealed that there was not one universal form of long-term awards preferred by shareholders. Certain shareholders expressed a preference for grants of options, whereas other shareholders preferred grants of restricted stock, performance equity or cash.

The Compensation and Governance Committee considered the matters raised by shareholders in our outreach activities as it evaluated our executive compensation policies and procedures. As discussed elsewhere in the CD&A, we have taken the following principal actions:

•                  Continued our shareholder outreach program to address shareholder concerns about Cimarex and its executive compensation.

•                  Refined the annual cash incentive program for 2013 to provide for updated specific measurable goals and objectives that align with the company’s financial and operational goals and objectives. (See a more detailed description of the program in this CD&A under Early 2013 Compensation Actions”)

•                  Postponed the timing of long-term equity awards to December of each year. The postponement provides the Committee with more fully developed peer group data and performance results, allowing the Committee to make more informed equity award decisions that correlate to Cimarex’s objectives of executive retention and alignment of value of the awards with financial and operational performance.

•                  Eliminated all tax gross ups in change in control payment arrangements.

KEY COMPENSATION ACTIONS FOR 2012

The following highlights the Committee’s key compensation decisions for 2012, as reported in the 2012 Summary Compensation Table. These decisions were made with the advice of the Committee’s independent consultant, Longnecker & Associates. (See Section 2 of Compensation Discussion and Analysis for additional discussion regarding the role of the Committee’s compensation consultant.)

CEO Compensation

Effective September 30, 2011, Mr. Jorden was elected CEO. The following key decisions were made by the Committee since his election:

•                  Effective September 30, 2011, as a result of Mr. Jorden’s promotion from Executive Vice President to CEO, his annual base salary was increased from $504,000 to $672,000.

•                  Mr. Jorden’s base salary was not increased in 2012.

•                  Mr. Jorden’s 2012 annual cash incentive award was $800,000, or 119% of his base salary.

•                  His annual long-term incentive award value at the date of grant (May 18, 2012) was $2,549,445.

These adjustments were reviewed in detail by the Committee and its independent consultant. In 2012, approximately 83% of Mr. Jorden’s compensation was performance based. The Committee considered several factors, including input from its independent consultant and salary data from peer groups.

Other NEO Compensation

The Committee also made compensation adjustments for the other NEOs comprised of 2012 annual cash incentive awards made in February 2013 and long-term equity awards in May 2012. These adjustments were based upon the recommendations of the CEO, evaluation by the Committee, the advice of the Committee’s independent consultant, salary data from peer and comparator groups, internal pay relationships based on relative duties and responsibilities, the executive’s impact on Cimarex’s results and for retention purposes. Based upon these considerations, the Committee made the following 2012 NEO compensation decisions:

	2012 Salary(1)	2012 Annual Incentive Award	2012 Long- Term Incentive Grant Value	Total	% of Total Compensation that is Performance- Based
Paul Korus, CFO	$452,000	$474,600	$1,593,425	$2,520,025	82%
Joseph R. Albi	$500,000	$550,000	$1,912,127	$2,949,314	83%
Stephen P. Bell	$395,231	$462,000	$1,593,425	$2,440,425	84%
John A. Lambuth	$324,615	$325,000	$1,367,000	$2,016,616	84%

(1)            In May 2012, the Committee determined not to increase NEO base salaries. Mr. Bell’s salary was increased from $385,000 to $420,000 in September 2012, based on his promotion to Executive Vice President. In October 2012, Mr. Lambuth’s salary was increased to $365,000 based on his promotion to Vice President-Exploration.

Base Salary Determination

We provide competitive base salaries to attract and retain talented executives and to provide a fixed base of cash compensation. We compare each NEO’s base salary with the base salary paid for a similar executive position by companies in our Compensation Peer Group. See Competitive Positioning later in this CD&A for a list of the companies in the Compensation Peer Group. The Committee then may adjust base salaries based on a number of factors, which may include the executive’s job responsibilities, management experience, individual contributions, number of years in his position and current salary.

In May 2012, the Committee’s independent consultant advised that a 4% increase in each executive’s base salary would be appropriate. The Committee concluded that the NEOs’ (other than the CEO) base salaries were at or above the 75th percentile and did not recommend base salary increases. The CEO’s base salary was not at the targeted percentile; however, he requested that the Committee not increase his base salary.

Annual Cash Incentive Awards

In February 2013 the Committee met to deliberate and determine NEO (including the CEO) annual cash incentive awards for 2012 services. The individual target for the CEO and each other NEO is 100% of his base salary. There is no minimum award, and an individual’s maximum award is 200% of his base salary.

The CEO recommended individual NEO awards at the target level of approximately 100% of each executive’s 2012 year-end base salary. The CEO stated that his award recommendations were based on Cimarex’s achievement of its 2012 financial and operational expectations. He indicated that there were four principal factors that contributed to Cimarex achieving its expectations:

•                  6% increase in average 2012 daily production.

•                  10% increase in year-end proved reserves over 2011, and when adjusted for property sales, a 13% increase in proved reserves

•                  Met its threshold after-tax rate-of-return on investment in exploration and development drilling

•                  Property sales of $306 million of non-core, long-lived oil and gas properties.

Based principally on these four performance measurements, the CEO recommended that the individual NEO awards be made at the target level. The Committee’s independent consultant concurred that the CEO’s recommendations were reasonable. The Committee, in consultation with its independent consultant, accepted the CEO’s recommendations, and the Board approved the Committee’s recommendations.

The Committee, with its independent consultant, and without management present, deliberated on the CEO’s annual cash incentive award. Based on its analysis of the CEO’s 2012 performance, including his successful transition to the role of CEO during the illness of Mr. Merelli and following Mr. Merelli’s death, and in consideration of the fact that he has requested no compensation increases during this period, the Committee recommended and the Board approved a cash incentive award to the CEO of 119% of his base salary. The Committee’s independent consultant concurred with this recommendation. Following are the CEO and other NEO 2012 annual cash incentive awards:

Name	Cash Incentive Award	% of Year-End Base Salary

Thomas E. Jorden, CEO	$800,000	119%
Paul Korus, CFO	$474,600	105%
Joseph R. Albi	$550,000	110%
Stephen P. Bell	$462,000	110%
John A. Lambuth	$325,000	90%

Beginning with awards for 2013 services, the Committee will implement its newly adopted annual cash incentive award program. See Early 2013 Compensation Actions at the end of this Section 1 for a description of the refined annual cash incentive award program.

Long-Term Equity Incentive Award Program

Our long-term equity incentive award program balances the short-term annual cash incentive program by focusing executive efforts on the activities and short-term results that lead to long-term shareholder value. Each year the Committee grants awards to NEOs of time-vested restricted stock and performance-based restricted stock. The performance measure used to determine the number of shares to be delivered upon vesting is Cimarex’s relative stock price performance when compared to companies in the S&P 400 and 500 Oil and Gas Exploration Indices (Stock Performance Peer Group). See Competitive Positioning in this CD&A for a list of the companies in the 2012 Stock Performance Peer Group.

The time-vested and performance awards vest three years from the date of grant and are subject to a continuous service requirement. Dividends equivalent to those paid on Cimarex common stock are paid on the shares of time-vested restricted stock. Dividends applicable to the performance awards of restricted stock are accrued and only paid on the shares earned at the time of vesting.

The number of performance shares earned is determined by calculating the percentage difference between the average per share closing price for shares of Cimarex and each company in the Stock Performance Peer Group for the 30 trading days preceding the date of grant and the 30 trading days preceding the third anniversary of the grant. The Committee ranks Cimarex and calculates its relative performance percentile. The following table illustrates shares that would be earned at various relative stock performance price percentiles (assuming 21 companies in the Peer Group).

Cimarex’s Rank Among Peer Companies	Relative Stock Price Performance Percentile	Percent of Performance Shares Earned

1-5	75-100%	100%
6-10	52-71%	54-92%
11-15	29-48%	6-46%
16-21	0-24%	0%

On May 18, 2012, the Committee granted executive equity awards with a total value based on competitive market data. Each award consists of 50% time-vested restricted stock and 50% performance based restricted stock. The time-vested restricted stock vests upon completion of three years of service. The number of performance shares earned is based on Cimarex’s relative TSR when compared with companies in its Stock Performance Peer Group. The Committee granted to the NEOs a total of 179,078 shares. The number granted to each NEO was based on the relative roles and responsibilities of the CEO and other NEOs. The Committee awarded 33% of the total shares to Mr. Jorden, 25% of the total shares to Mr. Albi and the remaining 42% of the total shares were divided equally between Messrs. Bell and Korus. The following table reflects the awards made by the Committee:

Name	No. of Shares Subject to Award		Grant Date Value of Long-Term Equity Incentive Award(2)	% of Total Compensation

Thomas E. Jorden, CEO	59,692		$2,549,445	63%
Paul Korus, CFO	37,308		$1,593,425	63%
Joseph R. Albi	44,770		$1,912,127	65%
Stephen P. Bell	37,308		$1,593,425	65%
John Lambuth	24,000	(1)	$1,157,760	68%
F. H. Merelli	0		$0	–

(1)            The grant of performance shares to Mr. Lambuth was made in August 2012 in connection with his promotion to Vice President. This grant was not part of the May 2012 grant to executive officers, as Mr. Lambuth was not an executive officer at that time.

(2)            Represents the grant date fair value, which is consistent with the estimate of aggregate compensation cost to be recognized over the service period based on the probable outcome of the performance conditions and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718.

ALIGNMENT OF CEO COMPENSATION TO TOTAL SHAREHOLDER RETURN (TSR)

Our executive compensation program design is intended to be competitive and to link executive compensation with company performance. One of the principal ways that we measure this alignment is by measuring TSR. TSR is one of the principal reasons investors buy our stock, it is a good indicator of what management has done to create value over time, and it is a good indicator of total performance outcomes.

The Committee reviewed an analysis by management of a comparison of (i) relative CEO realizable compensation to relative TSR and (ii) absolute Cimarex CEO realizable compensation compared to absolute Cimarex TSR. The data used in this analysis was derived from publicly filed documents with the SEC by each company in our Compensation Peer Group. The principal purpose of the review was to assess whether Cimarex’s TSR and CEO compensation (i) are aligned with companies in our Compensation Peer Group and (ii) are aligned on an absolute basis. For purposes of this analysis, “realizable compensation” includes:

•                  actual salary earned over the three-year period

•                  actual short-term incentives earned over the three-year period

•                  Black Scholes value of stock options granted during a three-year period, measured by the stock price at the end of that period

•                  value of restricted shares granted during the three-year period, calculated at the stock price at the end of that period

•                  value of performance shares earned and vested during the three-year period, calculated at the stock price at the end of that period

•                  value of any long-term cash incentives paid during the three-year period

•                  value of benefits provided during a three-year period

Relative CEO Realizable Pay to Relative TSR

The following graph depicts relative realizable CEO compensation compared to relative TSR for a historical measurement period of five separate three-year periods through December 31, 2011. The comparison group is our Compensation Peer Group.

CEO Relative Realizable Pay Compared to Relative TSR

Comparison of Absolute CEO Realizable Pay to Absolute Total Shareholder Return

The following graph illustrates our CEO realizable pay compared to our TSR for the years 2008 through 2012. Indexed TSR represents the cumulative total return of Cimarex stock for a five-year period based on a $100 investment at the start of the first year and reinvestment of all dividends. The data for 2008 through 2010 represents realizable compensation for only F. H. Merelli, our former CEO. The data for 2011 includes weighted realizable compensation, including realizable compensation for F. H. Merelli who served as CEO for nine months in 2011 and realizable compensation for Thomas Jorden who served as CEO for three months in 2011. Realizable compensation for 2012 represents only compensation for Thomas Jorden, Cimarex’s current CEO. The table shows the value of the investment at the end of each year.

Absolute CEO Realizable Compensation Compared to Annual Shareholder Returns

2008 through 2012

Comparison of Cimarex CEO Realizable Compensation to Median Realizable Compensation
of Companies in Our Compensation Peer Group for 2011

The following graph reflects that our total 2011 CEO pay is .65 times the median of our peers. The srepresents the median or the 50th percentile.

EARLY 2013 COMPENSATION ACTIONS

ANNUAL CASH INCENTIVE AWARD PROGRAM

In response to comments from some of the company’s larger shareholders, the Committee reviewed its annual cash incentive award program. While the Committee believes that its past award decisions have resulted in cash awards that were aligned with the company’s performance, the Committee understands that the goals and objectives may not have been transparent to its shareholders. As a result, the Committee refined the program by approving new strategic measurable goals and objectives that will apply to 2013 annual cash incentive awards that will be measured and paid in 2014.

2013 strategic goals:

o                 Achieve threshold or greater economic return on invested capital.

o                 Increase production compared to previous year (absolute and on a debt-adjusted basis).

o                 Increase reserves compared to previous year (absolute and on a debt-adjusted basis).

o                 Deliver at least one new project that contains significant future investment potential.

2013 tactical goals:

o                 Improve management of base property production.

o                 Continued improvement of drilling and completion performance and decrease in related costs.

o                 Analyze Cimarex’s midstream operations in order to decide whether to retain and develop or to divest.

o                 Develop and implement corporate financial modeling tool.

o                 Develop and implement an HR staffing and succession plan for key levels of management below executive team.

o                 Continue improvement of safety and environmental management of operations.

The strategic and tactical measures and objectives have been clearly communicated to the NEOs. At year end, management will deliver a report of results to the Committee with respect to each goal and provide its recommendation and the basis for its recommendations for individual awards. The Committee and its independent compensation consultant will review management’s recommendations and accept or modify those recommendations. The non-management members of the Board will consider the recommendations of the Committee.

Each NEO, including the CEO, has a target award equal to 100% of base salary and a maximum award of 200% of base salary; there is no minimum award.

LONG-TERM EQUITY INCENTIVE AWARDS

In February 2013, the Committee, in response to the perception that executive compensation was not aligned with Cimarex’s short-term financial performance, determined to postpone the timing of the long-term equity grants from May 2013 to December 2013 and to make long-term equity awards in December of each succeeding year. This provides the Committee with additional competitive and financial performance information for consideration in making long-term NEO equity award decisions.

ELIMINATION OF TAX GROSS UP PAYMENTS

In March of 2013 the Board amended the Cimarex Energy Co. Change in Control Severance Plan to eliminate any participant’s right (including the right of any NEO) to a tax gross-up payment.

Cimarex’s Change in Control Severance Plan is the only plan that provided for a tax gross up payment to a participant following a change in control if any payments received by the participant as a result of the change in control become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. See Potential Payments upon Change in Control or Termination for a more detailed description of this Plan.

SECTION 2

OUR COMPENSATION FRAMEWORK

OBJECTIVES OF OUR EXECUTIVE COMPENSATION PROGRAM

Our principal business objective is to profitably grow our proved oil and gas reserves and production for the long-term benefit of shareholders. The primary strategy we use to achieve this objective is to reinvest our cash flow from operations at a competitive rate of return. Our executive compensation program is designed to retain and attract, when needed, the experienced professionals necessary to carry out this strategy.

DESIGN OF EXECUTIVE COMPENSATION PROGRAM

We design our executive compensation program to:

•                   Align performance incentives with the long-term interests of our shareholders.

We align the long-term interests of our shareholders with the interests of our executives by paying a substantial portion of each executive’s total compensation in the form of performance-based equity awards. The actual awards delivered are dependent upon relative TSR. Also, stock ownership guidelines encourage executives to have a meaningful ownership stake.

•                   Provide competitive total compensation opportunities that retain, and attract when needed, executive talent.

We provide compensation opportunities to our executives at levels that are competitive with equivalent positions at companies with which we may compete for talent. In general, we reference the 75th percentile when we review base salary, long-term equity awards and total compensation. Actual compensation earned by an executive may be above or below this level based on company and individual performance.

•                   Link compensation earned to achievement of short-term and long-term financial and strategic objectives.

We provide an annual incentive cash award opportunity that is designed to reward executive efforts for achievement of company financial and strategic objectives. Our long-term equity incentive awards are designed to encourage above average stock price performance.

ELEMENTS OF EXECUTIVE COMPENSATION

We principally use three elements of executive compensation to carry out the design of our executive compensation program:

▶	Base salary	Retain executive team and maintain program to attract other executives when needed.

▶	Annual cash incentive award	Reward executives for short-term financial and operational results.

▶	Annual long-term equity award

Focus executive efforts on activities and short-term results that lead to long-term shareholder value. Use time-vested restricted stock for retention and performance measure based on relative TSR to align executive’s interest with the interest of shareholders.

COMPETITIVE POSITIONING

In support of our compensation objectives, we reference the median and the 75th percentiles of a peer group of companies to determine an appropriate total value and mix of pay for executives. The peer group is comprised of companies in the oil and gas industry with similar market capitalization and revenue. The Committee reviews companies in this peer group on an annual basis. The median and 75th percentiles are a reference point only; we do not automatically compensate each executive at these levels. Several variables, including individual and division performance, time in position, annual company performance and three-year relative stock price performance influence the actual executive compensation decisions.

In May 2012, the Committee approved Cimarex’s Compensation Peer Group. The companies included in the Peer Group at the time of selection are companies in our industry of similar size and scope of operations and similar market capitalization and revenue. The 2011 year-end market capitalization of these companies ranged from $700 million to $16.4 billion, and the revenue at the time of selection in May 2012 ranged from $928 million to $3.8 billion. Following are the companies included in the Compensation Peer Group:

Peer Company	Peer Company
Cabot Oil & Gas Corporation	QEP Resources, Inc.
Concho Resources, Inc.	Quicksilver Resources Corp.
Denbury Resources Inc.	Range Resources Corp.
Linn Energy, LLC	SM Energy Company
Newfield Exploration Co.	Southwestern Energy Co.
Noble Energy Inc.	Ultra Petroleum Corporation
Pioneer Natural Resources Co.	Whiting Petroleum Corporation

Under our long-term equity incentive award program, we grant performance awards of restricted stock. The performance measure used to determine the number of shares to be delivered upon vesting is Cimarex’s relative stock price performance when compared to companies in the S&P 400 and 500 Oil and Gas Exploration Indices (the “Stock Performance Peer Group”). The companies included in the Stock Performance Peer Group at the time of granting the 2012 performance awards were:

S&P 400 Oil & Gas Exploration Index	S&P 500 Oil & Gas Exploration Index
Bill Barrett Corp.	Anadarko Petroleum Corp.	EQT Corp.
Comstock Resources Inc.	Apache Corp.	Newfield Exploration Co.
Forest Oil Corp.	Cabot Oil & Gas Corp.	Noble Energy Inc.
Plains Exploration & Production co.	Chesapeake Energy Corp.	Pioneer Natural Resources Co.
Quicksilver Resources Corp.	Denbury Resources Inc.	QEP Resource, Inc.
SM Energy Company	Devon Energy Corp.	Range Resources Corp.
	EOG Resources Inc.	Southwestern Energy Co.

ROLE OF COMPENSATION CONSULTANT AND MANAGEMENT IN COMPENSATION DECISIONS

Compensation Consultant

The Committee has engaged the firm of Longnecker & Associates as its independent compensation consultant to fulfill the following responsibilities:

•                   Advise the Committee on management proposals, as requested.

•                   Undertake special projects at the request of the Committee.

•                   Participate in Committee meetings.

•                   Review the selected peer group and survey data for competitive comparisons.

•                   Provide market data and recommendations on NEO compensation.

The Committee has considered the six independence factors adopted by the NYSE and determined that its consultant, Longnecker & Associates, is independent within the meaning of the NYSE listing standards.

In 2012, as part of its ongoing services to the Committee, a representative of Longnecker attended or participated by teleconference at five of the meetings of the Committee. Longnecker provided the following services in 2012:

•                   Reviewed and provided input on Compensation Discussion and Analysis in the 2012 Proxy Statement.

•                   Attended February 20, 2012 Committee meeting and consulted with the Committee on annual cash incentive awards.

•                   Reviewed and made executive base salary recommendations.

•                   Provided an executive compensation analysis and recommendation for long-term equity grants.

•                   Conducted a market analysis of Board compensation.

•                   Recommended base salary increases in connection with executive promotions.

The total amount of fees paid to Longnecker for 2012 services to the Committee was $66,027. In addition, the Committee reimburses Longnecker for reasonable travel and business expenses.

Management

Our CEO and President is the principal management resource for compensation recommendations to the Committee with respect to the other NEOs. The CEO (i) provides an annual assessment of Cimarex’s overall financial and operational performance, and (ii) subjectively evaluates individual NEO performance and recommends individual base salary adjustments, annual cash incentive awards and long-term equity awards. His subjective evaluations generally include factors such as scope of responsibility, contribution to company performance, technical competence, managerial skills and advancement potential. The Committee considers the CEO’s recommendations in making Committee decisions regarding executive compensation. The Committee exercises its discretion to accept, reject or modify management compensation recommendations.

Our Vice President of Human Resources acts as an informational resource to Longnecker and the Committee and compiles survey and other compensation data for their review. The Committee, in consultation with Longnecker, reviews this information when making executive compensation and program design decisions.

POST-EMPLOYMENT COMPENSATION

Employees, including the NEOs, are covered by the Cimarex Change in Control Severance Plan. The Plan provides for “double trigger” payments if (i) there is a change-in-control (as defined in the Plan) and (ii) an employee is terminated for any reason other than “cause” (as defined in the Plan) within two years following a change in control. In that event, the employee is entitled to (i) cash severance payments of salary and cash incentive award, (ii) a pro-rata portion of annual cash incentive bonus and (iii) continued medical, dental, disability and life insurance benefits for two years. See “Potential Payments upon Change in Control or Termination” for a more detailed description of these benefits. In addition, the 2011 Equity Incentive Plan and the terms of employee equity award agreements provide for acceleration of vesting of outstanding equity awards upon the occurrence of a change-in-control.

RETIREMENT BENEFITS

Employees, including the NEOs, are eligible to participate in the Cimarex 401(k) defined contribution retirement plan. Cimarex matches dollar-for-dollar employee contributions to the plan up to 7% of the employee’s cash compensation, subject to limits imposed by the Internal Revenue Code. The Board is authorized to make profit-sharing contributions under the Plan, and in February 2013, the Board authorized a profit-sharing contribution of 3% of the gross pay of eligible participants under the Plan.

In addition, eligible participants, including the NEOs, may participate in the Supplemental Savings Plan, which is a non-qualified deferred compensation plan that permits participants to make contributions (and to receive matching contributions) in excess of the Internal Revenue Code limitations. See Compensation Tables, 2012 Nonqualified Deferred Compensation for information about contributions to the Supplemental Savings Plan. The Committee administers this plan and designates who may participate. Benefits are paid upon termination of employment. In the event of a change in control, each participant receives a lump sum cash payment of the amount allocated to his account.

PERQUISITES

We provide a limited number of perquisites (personal benefits) to our NEOs, including financial and estate planning and a medical reimbursement program. Our corporate aircraft is generally not available for personal use by any employee. With the authorization of our CEO, the corporate aircraft may be used by an employee or a member of his/her family for medical emergency purposes. The incremental cost for non-business use of our corporate aircraft, if any, is disclosed in the Summary Compensation Table. We use the Standard Industry Fare Level tables published by the Internal Revenue Service to determine the amount of compensation income that is imputed to the executive for tax purposes for personal use of corporate aircraft.

OTHER COMPENSATION POLICIES

Compensation Risk Assessment

In 2011, the Committee performed a thorough review of the possible connection between incentives and excessive risk taking. The Committee’s review covered Cimarex’s compensation policies and practices covering executive and non-executive employees to determine whether the policies and practices encourage excessive risk taking by employees. The Committee’s analysis included:

•                   What are the metrics for determining awards?

•                   Who are plan participants?

•                   How are the pools and individual awards determined?

•                   What is the maximum individual award potential (maximum individual incentive to take risk)?

•                   What is the maximum possible cost if awards were paid at maximum (maximum cost exposure)?

•                   What is the decision-making and approval process?

•                   What are the systemic limitations on the ability to take excessive risks in order to influence compensation?

In 2012 the Committee determined that there had been no systemic changes to any of the elements of compensation decision making and operational decision making since its review in 2011. The Committee again reviewed the 2011 analysis and determined that risks from compensation policies and practices for Cimarex employees are not reasonably likely to have a material adverse effect on Cimarex.

Total Pay and Internal Pay Equity Guidelines

The Committee considers total compensation at the time it makes a decision on any element of executive compensation. The Committee also reviews the relationship of the CEO’s total compensation to the total compensation of each of the other NEOs.

Internal pay equity guidelines provide that the CEO’s base salary should not be more than three times the base salary of the next highest compensated NEO, and the CEO’s cash incentive award should not be more than three times the cash incentive award of the next highest cash incentive award. The Board must approve any deviation from these guidelines. For 2012, the CEO’s base salary and annual cash incentive award were consistent with our internal pay equity guidelines.

Stock Ownership and Holding Requirements

Our Corporate Governance Guidelines require that each independent director own Cimarex stock in an amount equal to three times his annual cash retainer. In addition, the CEO is expected to own Cimarex shares in an amount equal to five times his annual base salary, and each executive officer who reports to the CEO is expected to own stock in an amount equal to three times his annual base salary. A newly elected director or a newly appointed executive officer has three years from the date of their initial election or appointment to comply with the Guidelines. Restricted stock, restricted stock units, deferred compensation units and performance awards are counted in calculating ownership. Shares subject to options are not counted. Each of the independent directors, the CEO and the other NEOs comply with these guidelines.

Clawback Policy

We have adopted a clawback policy providing that, in the event of an accounting restatement due to material noncompliance with financial reporting requirements under the U.S. federal securities laws, the Committee has the right to use reasonable efforts to recover from any of our current or former executive officers who received incentive-based compensation related to the restatement and received during the three-year period preceding any such accounting restatement. This policy applies to incentive-based compensation granted on or after June 1, 2012. This clawback policy will be interpreted in the best judgment of the Committee in a manner consistent with any applicable rules or regulations adopted by the SEC or the NYSE Stock Market as contemplated by the Dodd-Frank Act.

Non-Hedging and Non-Pledging Policies

Our insider trading policy applies to all executives, employees and directors and prohibits transactions in puts, calls or other derivative securities on an exchange or in any other organized market. Our policy also strongly discourages these individuals from engaging in certain forms of hedging or monetization transactions such as zero-cost collars and forward sale contracts. Any person wishing to enter into such an arrangement must first clear the proposed transaction with the General Counsel or Corporate Secretary. The policy also prohibits executive, employees and directors from holding Cimarex stock in a margin account or pledging Cimarex stock as collateral for a loan. An exception to this prohibition may be granted by the General Counsel or Corporate Secretary if a person can clearly demonstrate the financial capacity to repay the loan without resort to the pledged stock.

Tax Law Considerations

The Committee considers the impact of applicable tax laws with respect to executive compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the amount of compensation that Cimarex may deduct on its federal income tax return for compensation paid to certain executive officers to no more than $1 million per year. There are exceptions to the $1 million limitation for performance-based compensation meeting certain requirements. The performance awards of restricted stock are the only element of executive compensation designed to qualify for the performance-based exception to the $1 million deduction limit, provided additional requirements are met. The performance award program and the performance metrics applicable to the awards were approved by Cimarex shareholders in May 2011. The Committee attempts to preserve the deductibility of compensation paid to executive officers but does not limit executive compensation to amounts deductible under Section 162(m).

COMPENSATION AND GOVERNANCE COMMITTEE REPORT

The Compensation and Governance Committee has reviewed and discussed with management the preceding Compensation Discussion and Analysis section of Cimarex’s 2013 Proxy Statement. Based on our review and discussions, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Cimarex’s 2013 Proxy Statement.

THE COMPENSATION AND GOVERNANCE COMMITTEE

L. Paul Teague, Chairman
Jerry Box
Hans Helmerich
David A. Hentschel

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table describes 2012, 2011 and 2010 compensation of our CEO, CFO and the three other most highly compensated executive officers. In compliance with SEC interpretations, the table also discloses the 2012, 2011 and 2010 compensation of F. H. Merelli, our former Chairman and CEO, who died in August 2012.

Name and Principal Position	Year	Salary	Bonus		Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Comp.(2)	Change in Pension Value and Nonqualified Deferred Comp. Earnings	All Other Comp.(3)	Total

Thomas E. Jorden Chief Executive Officer and President (CEO)	2012	$672,000		$—	$2,549,445	$—	$800,000	$—	$44,740	$4,066,185
	2011	$538,621		$—	$3,494,478	$479,260	$750,000	$—	$43,590	$5,305,949
	2010	$477,625		$—	$2,097,000	$—	$1,061,600	$—	$56,392	$3,692,617

Paul Korus Sr Vice President, Chief Financial Officer (CFO)	2012	$452,000		$—	$1,593,425	$—	$474,600	$—	$48,232	$2,568,257
	2011	$444,881		$—	$3,494,478	$287,556	$350,000	$—	$56,714	$4,633,629
	2010	$428,575		$—	$2,097,000	$—	$865,500	$—	$45,617	$3,436,692

Joseph R. Albi Exec Vice President-Chief Operating Officer	2012	$500,000		$—	$1,912,127	$—	$550,000	$—	$83,692	$3,045,819
	2011	$465,772		$—	$3,494,478	$479,260	$400,000	$—	$70,276	$4,909,786
	2010	$439,808		$—	$2,097,000	$—	$964,600	$—	$64,850	$3,566,258

Stephen P. Bell Exec Vice President-Business Development	2012	$395,231		$—	$1,593,425	$—	$462,000	$—	$59,786	$2,510,442
	2011	$378,621		$—	$3,494,478	$479,260	$350,000	$—	$57,015	$4,759,374
	2010	$364,292		$—	$2,097,000	$—	$770,600	$—	$58,924	$3,290,816

John A. Lambuth Vice President- Exploration	2012	$324,615	$		$1,367,000	$—	$325,000	$—	$42,637	$2,059,252

F.H. Merelli,	2012	$563,077		$—	$0	$—	$0	$—	$3,892,946	$4,456,023	(5)
Former Executive	2011	$900,596		$—	$6,988,955	$—	$600,000	$—	$116,068	$8,605,619
Chairman	2010	$867,500		$—	$4,194,000	$—	$1,760,000	$—	$46,040	$6,867,540

(1)      Represents the grant date fair value, which is consistent with the estimate of aggregate compensation cost to be recognized over the service period based on the probable outcome of the performance conditions and is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. The following represents the maximum potential value of each award based upon the closing stock price on the date of grant multiplied by the total number of shares subject to the award:

Executive Officer	2012 Award	2011 Award	2010 Award

Thomas E. Jorden, CEO	$3,308,728	$4,307,670	$2,758,500
Paul Korus, CFO	$2,067,982	$4,307,670	$2,758,500
Joseph R. Albi	$2,481,601	$4,307,670	$2,758,500
Stephen P. Bell	$2,067,982	$4,307,670	$2,758,500
John A. Lambuth	$1,681,400	—	—
F. H. Merelli	$0	$8,615,340	$5,517,000

(2)      Amount reported for the year earned.

(3)      The following describes the components of other items of compensation, including any perquisite in excess of $10,000:

Executive Officer	Unused Vacation	Company Contributions to Retirement Plans	Life Insurance Premiums	Total Other Compensation

Thomas E. Jorden, CEO
2012	$—	$41,500	$3,240	$44,740
2011	$—	$40,350	$3,240	$43,590
2010	$—	$42,800	$3,140	$56,392

Paul Korus, CFO
2012	$3,803	$41,500	$2,929	$48,232
2011	$—	$40,350	$2,882	$56,714
2010	$—	$42,800	$2,817	$45,617

Joseph R. Albi
2012	$3,036	$41,500	$3,240	$83,692	(a)
2011	$—	$40,350	$3,094	$70,276
2010	$5,180	$42,800	$2,891	$64,850

Stephen P. Bell
2012	$14,808	$41,500	$3,478	$59,786
2011	$14,212	$40,350	$2,453	$57,015
2010	$13,730	$42,800	$2,394	$58,924

John A. Lambuth
2012	$—	$39,743	$2,894	$42,637

F. H. Merelli, former Executive Chairman
2012	$142,837	$41,500	$2,160	$3,892,946	(b)
2011	$—	$40,350	$3,240	$116,068
2010	$—	$42,800	$3,240	$46,040

(a)      Mr. Albi’s total other compensation includes $19,003 for estate planning costs, $16,193 for medical reimbursements and $720 for reserved parking, for total perquisites of $35,916.

(b)      Mr. Merelli’s total other compensation includes $3,660,000 for termination by reason of death benefits under his employment agreement and $46,449 for use of the corporate aircraft for personal medical issues, for total perquisites of $46,449.

The incremental cost of the use of corporate aircraft is based on the average variable operating costs which include fuel, repairs, catering, landing fees, ground services and other miscellaneous variable costs divided by the annual number of hours the aircraft flew to determine the average variable cost per hour which is then multiplied by the hours flown for personal use. The incremental costs include “deadhead” flights related to such usage. Fixed costs that do not change based on usage are not included.

(4)      This is the first year that Mr. Lambuth is included as an NEO in the Summary Compensation Table. Therefore, information is reported only for the 2012 fiscal year.

(5)      Mr. Merelli, former Executive Chairman, died in August 2012. Pursuant to the terms of his employment agreement, Mr. Merelli’s estate was paid $3,600,000, representing two times his annual salary of $915,000 and the maximum bonus of 200% of his $915,000 base salary.

2012 GRANTS OF PLAN-BASED AWARDS

2012 Non-Equity Incentive Plan

The following table describes the target and maximum amounts of annual cash incentive awards for the NEOs and the actual award paid in March 2013. The non-equity incentive plan provides for no minimum (threshold) award. The amounts listed in the Target column represent 100% of the year-end monthly base salary annualized. The amounts listed in the Maximum column represent 200% of the year-end monthly salary annualized. See the description of our annual cash incentive award plan in Section 1, Compensation Discussion and Analysis.

	Estimated Future Payouts Under Non-Equity Incentive Plan

Name	Threshold	Target	Maximum	Actual Award Paid in March 2013

Thomas E. Jorden, CEO	$0	$672,000	$1,344,000	$800,000

Paul Korus, CFO	$0	$452,000	$904,000	$474,600

Joseph R. Albi	$0	$500,000	$1,000,000	$550,000

Stephen P. Bell	$0	$420,000	$840,000	$462,000

John A. Lambuth	$0	$360,000	$720,000	$325,000

F. H. Merelli	$—	$—	$—	$—

Equity Incentive Plan Awards

The following table provides information regarding the awards of restricted stock and options made to the CEO, CFO and other NEOs in 2012. No option awards were made in 2012. See Section 1, Compensation Discussion and Analysis for more information about these awards.

			Award	Comp Comm.	Estimated Future Payouts Under Equity Incentive Plan Awards			Grant Date Fair
Name	Type of Award(1)		Grant Date	Approval Date	Threshold(2)	Target(3)	Maximum	Value of Stock & Option Awards

Thomas E. Jorden
CEO	RSA		5/18/12	5/16/12	29,846		59,692	$2,549,445	(4)

Paul Korus CFO	RSA		5/18/12	5/16/12	18,654		37,308	$1,593,425	(4)

Joseph Albi	RSA		5/18/12	5/16/12	22,385		44,770	$1,912,127	(4)

Stephen Bell	RSA		5/18/12	5/16/12	18,654		37,308	$1,593,425	(4)

John Lambuth	RSA	(5)	7/13/12	7/13/12	4,000		4,000	$209,240
	RSA		9/13/12	9/13/12	12,000	—	24,000	$1,157,760	(4)

F. H. Merelli	NA		NA	NA	0	0	0	$0

(1)      RSA = Restricted stock (time-vested and performance shares)

(2)      One-half of the total potential award will vest on the third anniversary of the award, subject to continued service.

(3)      Terms of the performance awards do not specify a targeted number of shares. The number of shares that vest depends on Cimarex’s stock price performance relative to peers and is not computed until the third anniversary of the award. See Long-Term Equity Incentive Award Program for the method of computing the number of shares that vest. Cash dividends will be paid on the threshold number of shares during the vesting period and accrued during the vesting period on the remaining number of shares which are subject to measurement of relative total shareholder return upon satisfaction of vesting.

(4)      Represents the grant date fair value of the performance awards based on the probable outcome of the performance conditions, which is consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718.

(5)      Does not represent a performance award. Represents a CEO discretionary time-vested restricted stock award that vests five years from the date of grant. The award was made prior to Mr. Lambuth becoming an executive officer in September 2012.

The following table provides information about all outstanding options and unvested stock awards held by the CEO and each NEO as of December 31, 2011:

Outstanding Equity Awards at December 31, 2012

	OPTION AWARDS				STOCK AWARDS

	Number of Securities Underlying Unexercised Options				Equity Incentive Plan Awards That Have Not Vested

Name	Exercisable	Unexercisable	Option Exercise Price	Option Expiration Date	No. of Shares		Market Value of Unearned Shares(1)

Thomas E. Jorden CEO	0	25,000	$55.96	9/30/2018	157,555	(2)	$9,095,650

Paul Korus, CFO	0	15,000	$55.96	9/30/2018	135,171	(3)	$7,803,422

Joseph R. Albi	0	25,000	$55.96	9/30/2018	142,633	(4)	$8,234,208

Stephen P. Bell	0	25,000	$55.96	9/30/2018	135,171	(3)	$7,803,422

John A. Lambuth	0	0	—	—	43,500	(5)	$2,511,255

F. H. Merelli	0	0	—	—	0		0

(1)                                         The amount in this column reflects the closing market price of the stock as of December 31, 2012 ($57.73) multiplied by the number of shares reported in the previous column.

(2)                                         33,500 shares of a 50,000 share award vested on January 4, 2013; 47,863 shares could vest on January 3, 2014, and 59,592 shares could vest on May 18, 2015.

(3)                                         33,500 shares of a 50,000 share award vested on January 4, 2013; 47,863 shares could vest on January 3, 2014 and 37,308 shares could vest on May 18, 2015.

(4)                                         33,500 shares of a 50,000 share award vested on January 4, 2013; 47,863 shares could vest on January 3, 2014 and 44,470 shares could vest on May 18, 2015.

(5)                                         5,000 shares will vest on July 23, 2013, 2,500 shares will vest on June 23, 2014, 4,000 shares will vest on July 1, 2015, 4,000 shares will vest on July 13, 2017, and 24,000 shares could vest on September 13, 2015.

The following table provides information about the stock awards that vested during 2012. Options were exercised by the estate of F.H. Merelli who died in August 2012.

2012 OPTION EXERCISES AND RESTRICTED STOCK VESTED

	2012 OPTION EXERCISES				2012 STOCK VESTING
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)

Thomas E. Jorden	—		$—		30,000		$1,873,000

Paul Korus	—		$—		30,000		$1,873,000

Joseph R. Albi	—		$—		30,000		$1,873,000

Stephen P. Bell	—		$—		30,000		$1,873,000

John A. Lambuth	—		$—		3,000		$169,110

F. H. Merelli	422,400	(1)	$17,716,109	(1)	60,000		$3,747,600

					118,863	(2)	$7,295,217	(2)

(1)                                         This option was exercised by the Estate of F. H. Merelli prior to its scheduled expiration date of December 6, 2012. Mr. Merelli did not exercise this option prior to his death in August 2012.

(2)                                         Represents shares paid upon acceleration of vesting upon the death of Mr. Merelli.

The following table provides information on the Supplemental Savings Plan contributions and earnings for our NEOs in each of the last three fiscal years. Participants may defer a maximum of 50% of total annual cash compensation, provided that the amount deferred may not exceed the dollar limitation on elective deferrals under the Internal Revenue Code section 402(g) in effect on January 1 of the calendar year of deferral (2012 limitation was $22,000). In 2012, Cimarex matched 100% of the participants’ contributions up to 7% of the participant’s total annual cash compensation.

2012 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Thomas E. Jorden, CEO
2012	$17,000	$17,000	$207	$—	$545,364	(3)
2011	$16,500	$16,500	$223	$—	$511,404
2010	$16,500	$16,500	$292	$—	$478,420

Paul Korus, CFO
2012	$17,000	$17,000	$51,798	$—	$385,478	(3)
2011	$16,500	$16,500	$(6,167)	$—	$299,927
2010	$16,500	$16,500	$22,500	$—	$273,333

Joseph R. Albi
2012	$17,000	$17,000	$35,895	$—	$318,296	(3)
2011	$16,500	$16,500	$(856)	$—	$248,629
2010	$16,500	$16,500	$28,241	$—	$216,724

Stephen P. Bell
2012	$17,000	$17,000	$65,201	$—	$503,842	(3)
2011	$16,500	$16,500	$21,880	$—	$404,888
2010	$16,500	$16,500	$5,742	$—	$350,247

John A. Lambuth
2012	$17,000	$17,000	$24,466	$—	$283,280

F. H. Merelli, Chairman
2012	$17,000	$17,000	$88,440	$—	$801,544	(3)
2011	$16,500	$16,500	$23,869	$—	$679,311
2010	$16,500	$16,500	$60,569	$—	$622,681

(1)                                         The amounts included in this column are also included in the Salary column in the Summary Compensation Table.

(2)                                         The amounts reported in this column are included in the All Other Compensation column and footnote 3 thereto in the Summary Compensation Table.

(3)                                         The following table sets forth amounts included in the aggregate balance at December 31, 2012 that were reported as compensation to the named executive officer in the Summary Compensation Table for previous years.

Named Executive Officer	Amount of Previously Reported Compensation
Thomas E. Jorden		$472,172
Paul Korus		$471,056
Joseph R. Albi		$265,119
Stephen P. Bell		$341,739
John A. Lambuth	$	NA
F. H. Merelli		$491,374

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL OR TERMINATION

We do not consider post-termination benefits as a material element of executive compensation because NEO post-termination benefits are the same benefits available to all full-time employees. Post-termination benefits are not included in the Committee’s analysis of total compensation.

We are obligated to make certain payments to employees, including our NEOs, or to accelerate the vesting of their equity awards pursuant to the following plans and agreements:

•                  Change in Control Severance Plan that covers all full-time employees, including the NEOs

•                  2002 Stock Incentive Plan and 2011 Equity Incentive Plan that governs all equity awards made to directors and employees, including the NEOs

•                  Change in control provisions for the benefit of Messrs. Albi, Bell, Jorden and Korus, as assumed by Cimarex

•                  Supplemental Savings Plan

We currently do not pay severance benefits or accelerate equity awards upon the retirement of the NEOs. Individual performance assessments, compensation arising from our annual compensation program (except to the extent provided in the contractual arrangements described above) and overall wealth accumulation are not factors that affect post-termination benefits.

Change in Control

We are obligated under certain agreements to pay benefits upon a “change in control” event. Cimarex’s definition of “change in control” as used in its 2002 Stock Incentive Plan and its 2011 Equity Incentive Plan, its Change in Control Severance Plan and the change in control provisions that survived certain expired employment agreements with each NEO is the same. In summary, a change in control event means any of the following:

•                  Acquisition of 30% or more of the shares of our outstanding common stock or the combined voting power of voting securities of Cimarex by an individual or group.

•                  Members of our Board of Directors cease to constitute a majority of the directors during any period of twelve months.

•                  A reorganization, share exchange or merger unless (i) the shareholders prior to the reorganization or merger continue to own more than 40% of the outstanding common stock and combined voting power of the resulting corporation following the reorganization or merger; and (ii) at least a majority of the members of the Board of the corporation resulting from the merger or reorganization were members of the Board at the time of executing the agreement to reorganize or merge.

•                  The complete liquidation or dissolution of Cimarex or the sale of all or substantially all of its assets.

The following is a summary of those agreements that provide for payment to the CEO and the other NEOs in the event of a change in control event coupled with termination of employment without cause:

Change in Control – Termination Without Cause

Our Change in Control Plan provides for the payment of severance benefits to all active employees in the event of termination following a change in control. In the event of a change in control, if an employee is terminated for any reason other than “cause” (as defined in the plan) within two years following a change in control, each employee would be entitled to:

•                  Cash severance payments of up to two years’ salary and cash incentive award.

•                  A pro rata portion of the annual cash incentive bonus award otherwise payable for the year of termination.

•                  Continued medical, dental, disability and life insurance benefits for two years.

We assumed the change in control provisions from the now-expired employment agreements between each of Messrs. Albi, Bell, Jorden and Korus and a predecessor company. Each agreement provides that if the executive is terminated without cause following a change in control event (as defined in the agreement), the executive is entitled to a lump-sum payment equal to two times the executive’s base salary at the time of the change in control. Benefits payable under these agreements are forfeited if the executive receives benefits under any other change in control plan, including the Cimarex Energy Co. Change in Control Severance Plan. As a practical matter, the change in control benefits assumed under the employment agreements only benefit these executives if the Change in Control Severance Plan described above has been terminated. The Change in Control Severance Plan provides for greater benefits payable upon the occurrence of a change in control event.

Change in Control – No Termination

Our 2002 Stock Incentive Plan and our 2011 Equity Incentive Plan provide for acceleration of vesting of equity awards in the event of a change in control.

Termination of Employment

Death or Disability

The award agreements for grants of equity under the 2002 Stock Incentive Plan and the provisions of the 2011 Equity Incentive Plan provide for acceleration of vesting of the award in the event of death or disability. Benefits under the Supplemental Savings Plan are paid upon death or disability.

Mr. Merelli, former Executive Chairman, died in August 2012. Pursuant to the terms of his employment agreement, Mr. Merelli’s estate was paid a death benefit of $3,600,000, representing two times his annual salary of $915,000 and the maximum bonus of 200% of his $915,000 base salary. In addition, pursuant to the terms of his performance award agreements, as a result of his death, 118,863 shares of restricted stock vested, which represented a portion of the 195,726 unvested shares subject to his performance awards. The performance calculation as of the date of his death resulted in the forfeiture of 76,863 shares.

Termination Without Cause

Benefits under the Supplemental Savings Plan are payable to each NEO upon termination of employment.

Estimated Benefits upon Various Termination Scenarios

Payments upon a change in control or termination of employment include various elements of compensation. The elements of compensation that may be included in a change in control or severance payment are:

	(A)	(B)	(C)	(D)	(E)
	ANNUAL AVERAGE CASH COMPENSATION(1)	CASH INCENTIVE(2)	LONG TERM AWARD PAYOUT(3)	SUPPLEMENTAL SAVINGS(4)	OTHER BENEFITS(5)
Thomas Jorden	$2,894,000	$725,760	$6,240,145	$545,364	$27,613
Paul Korus	$1,728,600	$488,160	$4,933,455	$385,478	$28,814
Joseph Albi	$1,950,000	$540,000	$5,363,490	$318,206	$20,731
Stephen Bell	$1,652,000	$453,600	$4,950,155	$503,842	$11,553
John Lambuth	$1,342,942	$350,377	$1,383,120	$283,280	$27,640

(1)                                         Amount represents two times the annual average compensation (salary and cash incentive bonus) paid to the executive for 2011 and 2012, as provided in the Change in Control Severance Plan.

(2)                                         Amount represents the average incentive bonus as provided in the Change in Control Severance Plan.

(3)                                         Amount represents the value of accelerated vesting of restricted stock and options based upon the closing price of Cimarex’s common stock as of December 31, 2012 of $57.73 per share.

(4)                                         Amount represents estimated payments under the Supplemental Savings Plan.

(5)                                         Amount represents the estimated value of continued medical, dental, disability and life insurance benefits for two years as provided in the Change in Control Severance Plan.

The following table provides the estimated compensation and present value of benefits potentially payable to the NEO in the event of a change in control or termination under various scenarios. The amounts shown assume that the termination or change in control occurred on December 31, 2012. The actual amounts to be paid can only be determined at the time of the executive’s actual separation from Cimarex or the occurrence of a change in control. Actual payments may be more or less than the amounts described below. In addition, the company may enter into new arrangements or modify these arrangements, from time to time.

The following describes potential payments to the NEOs in the event of a change in control or termination under various scenarios:

NAME	TERMINATION WITHOUT CAUSE(1) (D)	TERMINATION AS A RESULT OF DEATH OR DISABILITY (C)	CHANGE IN CONTROL) (No Termination) (C)	TERMINATION ON CHANGE IN CONTROL (A+B+C+D+E)
Thomas Jorden	$545,364	$6,785,509	$6,240,145	$10,432,882
Paul Korus	$385,478	$5,318,933	$4,933,455	$7,564,507
Joseph Albi	$318,206	$5,698,396	$5,363,490	$8,209,127
Stephen Bell	$503,842	$5,453,997	$4,950,155	$7,571,150
John Lambuth	$283,280	$1,666,400	$1,383,120	$3,387,359

STOCK OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

BENEFICIAL OWNERSHIP BY EXECUTIVE OFFICERS AND DIRECTORS

The following table shows, as of March 15, 2013, the number of shares of common stock “beneficially owned,” as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, by the NEOs, the directors, and all executive officers and directors, as a group:

Name of Beneficial Owner	Shares Owned(1)		Beneficial Ownership Total		Percent of Class

Named Officers
Thomas E. Jorden (also director)	225,593		225,593		<1%
Paul Korus	150,481		150,481		<1%
Joseph R. Albi (also director)	171,329		171,329		<1%
Stephen P. Bell	177,532		177,532		<1%
John A. Lambuth	45,567		45,567		<1%

Directors
Jerry Box	14,921		14,921		<1%
Hans Helmerich	546,971	(2)	546,971	(2)	<1%
David A. Hentschel	28,893		28,893		<1%
Harold R. Logan, Jr.	8,384		8,384		<1%
Floyd R. Price	1,301		1,301		<1%
Monroe W. Robertson	17,470		17,470		<1%
Michael J. Sullivan	23,667		23,667		<1%
L. Paul Teague	52,987	(3)	52,987	(3)	<1%

All executive officers and directors as a group (17 persons)	1,690,512		1,690,512		2%

(1)                                         Includes restricted stock, direct and indirect ownership of common stock and equivalent shares of common stock held by the trustee for the benefit of the named individual in the Cimarex Energy Co. 401(k) Plan. Does not include deferred compensation units held by some directors. There are no shares of common stock that could be purchased by the exercise of vested stock options within the 60-day period following March 15, 2013.

(2)                                         Includes 11,450 shares owned by Mr. Helmerich’s wife. Mr. Helmerich disclaims beneficial ownership of the shares held by his wife. Also includes 55,000 shares owned by The Helmerich Foundation, of which Mr. Helmerich is co-trustee, and 452,000 shares held by the Estate of W. H. Helmerich III, of which Mr. Helmerich is the trustee.

(3)                                         Includes 9,066 shares owned by Mr. Teague’s wife. Mr. Teague disclaims beneficial ownership of the shares held by his wife.

BENEFICIAL OWNERS OF MORE THAN FIVE PERCENT

Each of the following shareholders beneficially owns five percent or more of our outstanding shares of common stock. The following table provides information regarding their stock ownership and is based on their filings with the SEC.

	Voting Authority		Dispositive Authority		Total Amount of Beneficial	Percent of
Name and Address	Sole	Shared	Sole	Shared	Ownership	Class

Artisan Partners 875 East Wisconsin Ave., #800 Milwaukee, WI 53202	0	4,896,604	0	5,070,198	5,070,198	5.9%

BlackRock Inc. 40 East 52nd Street New York, NY 10022	5,471,457	0	5,471,457	0	5,471,457	6.3%

Capital World Investors 333 South Hope Street Los Angeles, CA 90071	8,345,000	0	8,345,000	0	8,345,000	9.6%

Harris Associates L.P. Two North LaSalle St., #500 Chicago, IL 60602-3790	5,023,522	0	5,023,522	0	5,023,522	6.4%

T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	3,563,001	0	8,929,492	0	8,929,492	10.3%

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file reports of ownership of, and transactions in, our common stock with the SEC. Based on a review of such reports, and on written representations from our reporting persons, we believe that all reports were timely filed in 2012, except a report of Mr. Price’s initial director grant and a report of Mr. Sullivan’s option exercise were not timely filed. Forms 5 covering these transactions have been filed.

Complaint and Reporting Procedures

We have established complaint and reporting procedures that are posted on our website at www.cimarex.com. Any person, whether or not an employee, who has a concern about the conduct of Cimarex or any of our people, including accounting, internal accounting controls or auditing issues, may, in a confidential or anonymous manner, communicate that concern by calling our confidential hotline, 1-866-519-1898. Any interested party, whether or not an employee, who wishes to communicate directly with non-management directors may call the confidential hotline. The hotline is available 24 hours a day, seven days a week and is completely confidential. Comments will be typed verbatim and will be delivered to a representative with authority to investigate the concern.

Shareholder Proposals

If you want to submit a proposal for possible inclusion in next year’s proxy statement, you must submit it in writing to the Corporate Secretary, Cimarex Energy Co., 1700 Lincoln Street, Suite 1800, Denver, Colorado 80203-4518, telephone (303) 295-3995 and facsimile (303) 295-3494. Cimarex must receive your proposal on or before December 6, 2013. Cimarex will consider only proposals meeting the requirements of the applicable rules of the SEC.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Cimarex Energy Co., a Delaware corporation, of proxies to be voted at our 2013 Annual Meeting of Shareholders and at any adjournment or postponement of the Meeting. The Meeting will take place on May 15, 2013, beginning at 9:00 a.m. Mountain Daylight Time, at the Hershner Room, 1700 Lincoln Street, Denver, Colorado.

Who is entitled to vote at the Annual Meeting?

Holders of Cimarex common stock at the close of business on March 19, 2013 are entitled to receive the Notice of Annual Meeting and to vote their shares at the Meeting. As of that date, there were 86,433,834 shares of Cimarex common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered in your name with Cimarex’s transfer agent, Continental Stock & Transfer Company, you are the shareholder of record of those shares. This Notice of Annual Meeting and Proxy Statement and any accompanying documents have been provided directly to you by Cimarex.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of those shares, and this Notice of Annual Meeting and Proxy Statement and any accompanying documents have been forwarded to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

How to I vote?

You may vote using any of the following methods:

•                  By mail

Complete, sign and date the proxy or voting instruction card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board of Directors.

•                  By telephone or on the Internet

Cimarex has established telephone and internet voting procedures for shareholders of record. These procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded.

You can vote by calling the toll-free telephone number on your proxy card. Please have your proxy card handy when you call. Easy-to-follow voice prompts will allow you to vote your shares and confirm that your instructions have been properly recorded.

The website for Internet voting is www.proxyvote.com. Please have your proxy card handy when you go to the website. As with telephone voting, you can confirm that your instructions have been properly recorded. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

If you vote by telephone or on the Internet, you do not have to return your proxy or voting instruction card.

•                 In person at the Annual Meeting

Shareholders who attend the Annual Meeting may vote in person at the Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Meeting.

What can I do if I change my mind after I vote?

If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•                  Giving written notice to the Corporate Secretary of Cimarex;

•                  Delivering a valid, later-dated proxy, or a later-dated vote by telephone or on the Internet in a timely manner; or

•                  Voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.

All shares for which proxies have been properly submitted and not revoked will be voted at the Annual Meeting.

What shares are included on the proxy card?

If you are a shareholder of record, you will receive only one proxy card for all the shares you hold of record:

•                  in certificate form; and

•                  in book-entry form.

If you are a Cimarex employee, you will receive a proxy or voting instruction card for all the shares you hold in the Cimarex 401(k) Plan. Your proxy card will serve as a voting instruction card for the Plan trustee.

If you do not specify your voting instructions on the proxy card, the Plan trustee will vote your shares in the same proportion as it votes shares for which it did receive timely instructions. To allow sufficient time for voting by the trustee, your voting instructions must be received by 11:59 p.m. Eastern Daylight Time on May 12, 2013.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by the Securities and Exchange Commission, called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials or in “notice and access” (see below) will receive only one copy of this Notice of Annual Meeting and Proxy Statement, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. If you and other Cimarex shareholders living in your household do not have the same last name, you may also request to receive only one copy of future proxy statements.

Householding reduces our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards. Also, householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of this Notice of Annual Meeting and Proxy Statement, or if you hold Cimarex stock in more than one account, and in either case you wish to receive only a single copy of each document for your household, please obtain instructions by contacting Alliance Advisors LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, or by telephone, 1-877-777-2857.

If you participate in householding and wish to receive a separate copy of the Notice of Annual Meeting and Proxy Statement, please contact Alliance Advisors as indicated above and a separate copy will be sent to you promptly. If you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact Alliance Advisors as indicated above.

If you are a beneficial owner, you can request information about householding from your broker, bank or other holder of record.

Why did I receive a “Notice of Internet Availability of Proxy Materials” but no proxy materials?

We are pleased to distribute our proxy materials to certain shareholders via the Internet under the “notice and access” approach permitted by the rules of the Securities and Exchange Commission. This approach reduces our costs of printing and distributing the proxy materials, while providing a convenient method of accessing the materials and voting. On or about April 1, 2013, we mailed a “Notice of Internet Availability of Proxy Materials” to participating shareholders containing instructions on how to access the proxy materials on the Internet.

Can I access the proxy materials on the Internet?

We are distributing our proxy materials to certain shareholders via the Internet under the “notice and access” approach permitted by the rules of the Securities and Exchange Commission. On or about April 1, 2012, we will mail to certain of our shareholders a notice of Internet availability of proxy materials with instructions about how to access our proxy statement and annual report and how to vote online. If you receive a notice of Internet availability by mail, you will not receive a printed copy of the proxy materials in the mail unless you request them. The notice of Internet availability instructs you on how to submit your proxy on the Internet. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the notice of Internet availability.

Even if you do not participate in “notice and access,” the Notice of Annual Meeting and Proxy Statement are available on the Internet at http://www.allianceproxy.com/cimarex/2013.

Is there a list of shareholders entitled to vote at the Annual Meeting?

The names of shareholders of record entitled to vote at the Meeting will be available at the Meeting and for ten days prior to the Meeting for any purpose germane to the Meeting, at our principal executive offices at 1700 Lincoln Street, Suite 1800, Denver, Colorado, by contacting the Corporate Secretary of Cimarex.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the New York Stock Exchange.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of KPMG, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors, the advisory approval of executive compensation or on any shareholder proposal without instructions from you, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What is a quorum for the Annual Meeting?

The presence of the holders of stock representing a majority of the voting power of all shares of stock issued and outstanding and entitled to vote at the Annual Meeting, in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect the Directors and to approve each of the proposals discussed in this Proxy Statement?

	Vote Required	Broker Discretionary Voting Allowed
Item 1. Election of Directors	Majority of Votes Cast	No
Item 2. Advisory Approval of Executive Compensation	Majority of shares present and entitled to vote	No
Item 3. Ratification of KPMG	Majority of shares present and entitled to vote	Yes

•                  Abstentions. If you abstain from voting on Item 1, under our bylaws, abstentions are not considered cast and will have no effect on the outcome of Item 1. If you abstain from voting on Items 2 and 3, abstentions on each of these Items will have the effect of a vote against each Item.

•                  Broker Non-Votes. Broker non-votes will have no effect on the outcome of Items 1 and 2. Because Item 3 is a routine matter on which a broker has discretionary authority, no broker non-votes will likely result from this Item.

How will my shares be voted at the Annual Meeting?

At the Meeting, the proxies appointed by the Board of Directors (the persons named in the proxy card) will vote your shares as you instruct. If you sign your proxy card and return it without indicating how you would like to vote your shares, your shares will be voted as the Board of Directors recommends, which is:

•                  FOR the election of each of the Director nominees named in this Proxy Statement;

•                  FOR the approval on an advisory basis of the compensation of our named executive officers; and

•                  FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the 2013 fiscal year.

Could other matters be decided at the Annual Meeting?

As of the date of this Proxy Statement, we did not know of any matters to be raised at the Annual Meeting, other than those referred to in this Proxy Statement.

If you return your signed and completed proxy card to vote by telephone or on the Internet and other matters are properly presented at the Annual Meeting for consideration, the proxies appointed by the Board of Directors will have the discretion to vote for you.

Who will pay for the cost of this proxy solicitation?

Cimarex will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our Directors, officers or employees in person or by telephone, electronic transmission and/or facsimile transmission. We have hired Alliance Advisors LLC, 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, to distribute and solicit proxies. We will pay Alliance Advisors a fee of $6,000, plus reasonable expenses, for these services.

Who will count the votes?

Alliance Advisors LLC, our proxy solicitor, will tabulate the votes and act as an inspector of election.

PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS CIMAREX ENERGY CO. The undersigned appoints Thomas E. Jordan and Paul Korus as proxies, with power to act without the other and with power of substitution, and authorizes them to represent and vote, as designated on the other side, all the shares of common stock of Cimarex Energy Co. held of record by the undersigned with all powers that the undersigned would possess if present at the Annual Meeting of Shareholders to be held in the Hershner Room, 1700 Lincoln Street, Denver, Colorado 80203, on May 15, 2013, at 9:00 a.m., Mountain Daylight Time, or any adjournment thereof. For participants in the Cimarex 401(k) Plans, this proxy, when properly executed, will be voted in the manner directed by the undersigned. If no direction is given, if the card is not signed, or if the card is not received prior to 11:59 p.m., Eastern Daylight Time, on May 12, 2013, the Plan's Trustee will vote your shares held in the Plan in the same proportion as shares were voted by other Plan participants. (Continued, and to be marked, dated and signed, on the other side) PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held May 15, 2013. The Proxy Statement and our 2012 Annual Report to Shareholders are available at: http://www.allianceproxy.com/cimarex/2013

FOR AGAINST ABSTAIN (01) Hans Helmerich (02) Harold R. Logan, Jr. (03) Monroe W. Robertson . . . . . . . . . . THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL THE NOMINEES LISTED UNDER PROPOSAL 1, “FOR” PROPOSALS 2 AND 3. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Please mark your votes like this The Board of Directors recommends a vote FOR all the nominees listed under Proposals 1 and FOR Proposals 2 and 3. The Board of Directors recommends a vote FOR all the nominees listed below: 1. Election of three Class II directors: The Board of Directors recommends you vote FOR the following proposals: FOR AGAINST ABSTAIN 2. Advisory approval of executive . . .. compensation 3. Ratify the appointment of KPMG LLP . . .. as our independent auditors for 2013 I plan on attending the meeting .. . NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee or guardian, please give full title as such. Signature Signature (if held jointly) Date: , 2013 CONTROL NUMBER PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. CIMAREX ENERGY CO. As a shareholder of Cimarex Energy Co., you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Time, on May 14, 2013. CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11 digit control number ready when voting by Internet or Telephone INTERNET Vote Your Proxy on the Internet: Go to www.cesvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone: Call 1 (888) 693-8683 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.